     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

    STORAGE TRUST PROPERTIES, L.P.                 STORAGE TRUST REALTY
(Exact name of Registrant as specified    (Exact name of Registrant as specified
           in its charter)                           in its charter)
               DELAWARE                                  MARYLAND
   (State or other jurisdiction of           (State or other jurisdiction of
    incorporation or organization)            incorporation or organization)
              43-1689822                                43-1689825
(I.R.S Employer Identification Number)       (I.R.S. Employer Identification
                                                         Number)

                             2407 RANGELINE STREET

                            COLUMBIA, MISSOURI 65202

                                 (573) 499-4799

  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                               MICHAEL G. BURNAM
                             2407 RANGELINE STREET
                            COLUMBIA, MISSOURI 65202
                                 (573) 499-4799

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:

                              EDWARD J. SCHNEIDMAN
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                     TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM                   AMOUNT OF
                 SECURITIES TO BE REGISTERED(1)                    AGGREGATE OFFERING PRICE(2)         REGISTRATION FEE(3)
Common Shares of Beneficial Interest, par value $.01 per
  share.........................................................               (4)                              --
Preferred Shares of Beneficial Interest, par value $.01 per
  share.........................................................               (4)                              --
Debt Securities(5)..............................................               (4)                              --
Guarantees of Debt Securities(6)................................               N/A                             N/A
Total...........................................................           $150,000,000                      $44,250

(1) The Common Shares of Beneficial Interest, Preferred Shares of Beneficial Interest and Guarantees of Debt Securities will be issued by Storage Trust Realty and the Debt Securities will be issued by Storage Trust Properties, L.P.

(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies, including European Currency Units.

(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(4) In no event will the aggregate offering price of the Common Shares of Beneficial Interest, Preferred Shares of Beneficial Interest and Debt Securities registered under this registration statement exceed $150,000,000 or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies, including European Currency Units.

(5) Such indeterminate amount of Debt Securities, as may from time to time be issued by Storage Trust Properties, L.P., which will be either investment grade debt securities or other debt securities that are fully and unconditionally guaranteed by Storage Trust Realty.

(6) To the extent that any Debt Securities issued by Storage Trust Properties, L.P. are not deemed to be investment grade, such Debt Securities will be fully and unconditionally guaranteed by, and will be accompanied by Guarantees of, Storage Trust Realty. None of the proceeds from such Debt Securities will be received by Storage Trust Properties in connection with the issuance of Guarantees.
                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 14, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                              STORAGE TRUST REALTY

                                  $150,000,000

       COMMON SHARES AND PREFERRED SHARES, GUARANTEES OF DEBT SECURITIES

                         STORAGE TRUST PROPERTIES, L.P.

                                  $150,000,000

                                DEBT SECURITIES
                             ---------------------

    Storage Trust Realty (the "Company") may from time to time offer in one or more series (i) common shares of beneficial interest, par value $.01 per share ("Common Shares") and (ii) preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), with an aggregate public offering price of up to $150,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale). Storage Trust Properties, L.P. (the "Operating Partnership") may from time to time offer in one or more series its unsecured, investment grade, senior debt securities (the "Debt Securities") with an aggregate public offering price of up to $150,000,000, on terms to be determined at the time of offering. If any Debt Securities offered by the Operating Partnership are rated below investment grade at the time of issuance, then the payment of principal thereof and premium, if any, and interest thereon will be unconditionally guaranteed (the "Guarantees") by the Company to the extent and on the terms described herein and in the accompanying Prospectus Supplement. The Common Shares, Preferred Shares and Debt Securities (collectively with the Guarantees, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). Debt Securities rated investment grade may also be accompanied by Guarantees of the Company to the extent and on the terms described herein and in an accompanying Prospectus Supplement.

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Shares, any initial public offering price, (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price and
(iii) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the Holder, terms of any sinking fund payments, applicable covenants, provisions on the applicability of any Guarantees and any initial public offering price, along with any other relevant specific terms. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Offered Securities covered by such Prospectus Supplement.

    The Offered Securities may be offered directly by the Operating Partnership or the Company, or through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS           , 1998

                             AVAILABLE INFORMATION

    The Company is, and the Operating Partnership will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, or will file, as the case may be, reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material (in the case of the Company) and other information may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such materials can also be obtained from the Commission's Website at http://www.sec.gov. The Company's outstanding Common Shares of Beneficial Interest, par value $.01 per share (the "Common Shares"), are listed on the New York Stock Exchange (the "NYSE") under the symbol "SEA," and all such reports, proxy material and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                           INCORPORATION BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 1-13462) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

    (1) The Company's Annual Report on Form 10-K (filed March 23, 1998), for the fiscal year ended December 31, 1997;

    (2) The Company's Quarterly Report on Form 10-Q (filed May 15, 1998), for the quarter ended March 31, 1998;

    (3) The Company's Current Reports on Form 8-K filed March 23, 1998 (two reports filed this date) (each as amended), April 23, 1998 and June 15, 1998; and

    (4) The description of the Common Shares included in the Registration Statement on Form 8-A dated October 14, 1994 (filed October 14, 1994).

    All documents filed by the Company or the Operating Partnership pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is or is deemed to be incorporated by reference herein, modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person. Requests should be directed to Storage Trust Realty, 2407 Rangeline Street, Columbia, Missouri 65202, Attention:
Secretary, telephone (573) 499-4799.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    The Company and its affiliates constitute a self-administered and self-managed REIT which was organized in November 1994 to continue and expand the self-storage facility business conducted by Burnam Holding Companies Co. ("BHC") and certain of its affiliates (collectively, the "Predecessor Company") since 1974. The Company and its affiliates own, manage, lease, acquire and develop self-storage facilities. The Company owns and operates self-storage facilities ("Facilities") in the Southern, Mid-Atlantic, Midwestern and Western regions of the United States. The Company offers a broad range of features and amenities to its customers, including uniformed customer service-oriented facility managers, door alarms, lighting systems, video cameras, twenty-four hour computer-controlled access, climate-controlled storage spaces, attractive buildings and wide drive aisles.

    The business of the Company is operated through the Operating Partnership and Storage Realty Management Co. (the "Subsidiary Company"). Substantially all of the Company's assets and interest in self-storage facilities are held by, and all of its operations are conducted through, the Operating Partnership. The Company is the sole general partner of, and thereby controls the operations of, the Operating Partnership, holding an approximately a 93% (as of March 31, 1998) ownership interest therein. The remaining ownership interests in the Operating Partnership (the "Units") are primarily held by certain owners of the Predecessor Company, including BHC (collectively, "Original Investors"), and certain former owners of assets acquired by the Operating Partnership subsequent to the Company's initial public offering of Common Shares. The Company is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations. The Subsidiary Company manages Facilities owned by unrelated third parties and conducts various other businesses, such as the sale of locks and the processing of customer property insurance, at various Facilities. Through its ownership of the preferred stock of the Subsidiary Company, the Operating Partnership enjoys substantially all of the economic benefit of the businesses carried on by the Subsidiary Company.

    The Company was formed as a Maryland real estate investment trust on July 12, 1994. The Operating Partnership was organized under the laws of the State of Delaware on July 13, 1994. The Company's and the Operating Partnership's executive offices are located at 2407 Rangeline Street, Columbia, Missouri 65202 and their telephone number is (573) 499-4799.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement which accompanies this Prospectus, the Company and the Operating Partnership intend to use the net proceeds from the sale of Offered Securities for the acquisition and development of self-storage facilities as suitable opportunities arise, improvement of the Facilities owned by the Company, repayment of certain then-outstanding secured or unsecured indebtedness and for general corporate purposes.

                          DESCRIPTION OF COMMON SHARES

GENERAL

    The Second Amended and Restated Declaration of Trust of the Company (the Declaration of Trust") provides that the Company may issue up to 150,000,000 shares of beneficial interest, $.01 par value per share, consisting of common shares and such other types or classes of securities of the Company as the Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. No holder of any class of shares of beneficial interest of the Company has any preemptive right to subscribe to any securities of the Company except as may be granted by the Board of Trustees in authorizing the issuance or reclassification of a class of shares of beneficial interest. For a description of certain provisions that could have the effect of delaying, deferring or preventing a change in control, see "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

    The following description sets forth certain general terms and provisions of the Common Shares to which a Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and the Amended and Restated Bylaws of the Company (the "Bylaws"). For further information regarding the Common Shares, see "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

    All the Common Shares covered by the Registration Statement of which this Prospectus is a part will be, when issued, duly authorized, fully paid and, except as described under "Shareholder Liability" below, non-assessable. Subject to the provisions of the Declaration of Trust regarding Excess Shares (as defined therein), each outstanding Common Share entitles the holder thereof to one vote on all matters voted on by shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Distributions may be paid to the holders of Common Shares if and when declared by the Board of Trustees of the Company out of funds legally available therefor, subject to the provisions of the Declaration of Trust regarding Excess Shares. The Company currently pays regular quarterly dividends. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of the Company. If the Company is liquidated, each outstanding Common Share will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company and the rights of holders of any preferred shares of beneficial interest of the Company. The rights of holders of Common Shares are subject to the rights and preferences established by the Board of Trustees for any preferred shares of beneficial interest which may subsequently be issued by the Company.

RESTRICTIONS ON TRANSFER

    OWNERSHIP LIMITS. The Declaration of Trust contains certain restrictions on the number of Common Shares that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its shares of beneficial interest (after taking into account options to acquire shares of beneficial interest and shares of beneficial interest issuable on conversion of convertible securities) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a short taxable year. The Common Shares must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to qualify as a REIT, the Declaration of Trust contains restrictions on the acquisition of Common Shares intended to ensure compliance with these requirements.

    Subject to certain exceptions specified in the Declaration of Trust, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6% (the "Ownership Limit") of the number or value of the issued and outstanding shares of beneficial interest of the Company. The Company's Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the "Service") or an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the proposed transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Trustees of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution) as provided in
Section 856(a) of the Code, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void AB INITIO, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines, which determination must be approved by the shareholders, that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

    The Company's Board of Trustees has, by resolution, excluded from the foregoing ownership restriction BHC and Gordon Burnam, Bonnie Burnam, Kimberly Flower, P. Crismon Burnam, Michael G. Burnam, Timothy B. Burnam, any member of their respective immediate families and any of their respective affiliates, heirs, devisees, legal representatives, successors or beneficiaries (the "Burnam Family"), who collectively may own up to 25% of the outstanding shares of beneficial interest of the Company as a group. Additionally, the Declaration of Trust excludes from the foregoing ownership restriction certain Original Investors (and their transferees) who would exceed the Ownership Limit as a result of the exchange of Units for Common Shares. In no event will such persons be entitled to acquire additional shares of beneficial interest of the Company such that the five largest beneficial owners of shares of beneficial interest of the Company hold more than 50% of the total outstanding shares.

    Any shares the purported transfer of which would result in a person owning shares of beneficial interest in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Declaration of Trust to a party not affiliated with the Company designated by the Company as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Trustees as the beneficiary or beneficiaries of the trust (the "Charitable Beneficiary"), until such time as the Excess Shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these Excess Shares are held in trust, they will not be entitled to share in any distributions which will be paid to the trust for the benefit of the Charitable Beneficiary and may only be voted by the trustee for the benefit of the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares shall be transferred by the trustee at the direction of the Company to any person (if the Excess Shares would not be Excess Shares in the hands of such person). The purported transferee will receive the lesser of (i) the price paid by the purported transferee for the Excess Shares (or, if no consideration was paid, fair market value on the day of the event causing the Excess Shares to be held in trust) and (ii) the price received from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the Charitable Beneficiary. In addition, such Excess Shares held in trust are subject to purchase by the Company for a 90-day period at a purchase price equal to the lesser of (i) the price paid for the Excess Shares by the purported transferee (or, if no consideration was paid, fair market value at the time of the event causing the shares to be held in trust) and (ii) the fair market value of the Excess Shares on the date the Company elects to purchase. Fair market value, for these purposes, means the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which the relevant class of shares of beneficial interest may be traded, or if not then traded over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the Board of Trustees of the Company.

    From and after the purported transfer to the purported transferee of the Excess Shares, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the Excess Shares except the right to payment on the transfer of the Excess Shares as described above. Any distribution paid to a purported transferee on Excess Shares prior to the discovery by the Company that such Excess Shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid, upon demand, to the Company, which shall pay any such amounts to the trust for the benefit of the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

    All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding shares of beneficial interest of the Company must give a written notice containing certain information to the Company by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Company's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

SHAREHOLDER LIABILITY

    Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company (other than the obligation to pay to the Company the consideration for which shares were or are to be issued) solely by virtue of his status as a shareholder. The Declaration of Trust further provides that the Company shall indemnify each shareholder against claims or liabilities to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, unless such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence, and provided that the shareholder gives prompt notice as to any such claims or liabilities and takes such action as will permit the Company to conduct the defense thereof. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services (85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660) has been appointed as transfer agent and registrar for the Common Shares.

                   DESCRIPTION OF SHAREHOLDER PURCHASE RIGHTS

    As set forth under "Plan of Distribution" below, the Company may sell the Offered Securities to investors directly through Shareholder Purchase Rights. If Offered Securities are to be sold through Shareholder Purchase Rights, such Shareholder Purchase Rights will be distributed as a dividend to the Company's shareholders for which shareholders will pay no separate consideration. The Prospectus Supplement with respect to the offer of Offered Securities pursuant to Shareholder Purchase Rights will set forth the relevant terms of the Shareholder Purchase Rights, including (i) the number of Offered Securities which will be offered pursuant to the Shareholder Purchase Rights, (ii) the period during which and the price at which the Shareholder Purchase Rights will be exercisable, (iii) the number of Shareholder Purchase Rights then outstanding, (iv) any provisions for changes to or adjustments in the exercise price of the Shareholder Purchase Rights and (v) any other material terms of the Shareholder Purchase Rights. See "Plan of Distribution."

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                 THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

    The following paragraphs summarize material provisions of Maryland law, the Declaration of Trust and the Bylaws. The summary does not purport to be complete and reference is made to Maryland law as well as the Declaration of Trust and the Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

BOARD OF TRUSTEES

    The Declaration of Trust and the Bylaws provide that the number of Trustees of the Company may be established by a majority of a quorum of the entire Board of Trustees but may not be fewer than three nor more than fifteen. The Declaration of Trust provides that a majority of the Trustees must be persons who are not affiliated with any member of the Burnam Family or officers or employees of the Company ("Independent Trustees"). Any vacancy on the Board of Trustees will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Trustees (even if less than a quorum), except that a vacancy resulting from an increase in the number of Trustees will be filled by a majority of the entire Board of Trustees and, in the event that a majority of the Board of Trustees are not Independent Trustees by reason of the resignation or removal of one or more Independent Trustees or otherwise, the remaining Independent Trustees (or, if there are no Independent Trustees, the remaining members of the Board of Trustees) shall promptly elect that number of Independent Trustees necessary to cause the Board of Trustees to include a majority of Independent Trustees.

    Pursuant to the terms of the Declaration of Trust, the Trustees are divided into three classes, holding office initially for one-year, two-year and three-year terms, respectively. As these initial terms expire, Trustees in each class are elected for terms of three years and until their successors are duly elected and qualified. The Company believes that classification of the Board of Trustees will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees.

    The classified Trustee provision could have the effect of making the removal of incumbent Trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees.

    Holders of Common Shares have no right to cumulative voting for the election of Trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of Common Shares voting together as a single class will be able to elect all of the successors of the Trustees whose terms expire at that meeting. Trustees may be removed at any time by the affirmative vote of the holders of two-thirds of the Common Shares.

BUSINESS COMBINATIONS

    Under the Maryland General Corporation Law, as amended from time to time (the "MGCL"), as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the shares of the trust or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be (a) recommended by the Board of Trustees of such trust and (b) approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares (other than voting shares held by the Interested Shareholder with whom the business combination is to be effected or by an affiliate or associate thereof), voting together as a single group, unless, among other things, the company's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of Maryland law do not apply, however, to business combinations with a particular Interested Shareholder or its existing or future affiliates that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder or if the original declaration of trust includes a provision electing not to be governed, in whole or in part, as to business combinations generally, specifically or generally by types, as to identified or unidentified existing or future Interested Shareholders or their affiliates. The Declaration of Trust, in accordance with Maryland law, exempts the Burnam Family from the foregoing restrictions. As a result, members of the Burnam Family may be able to enter into business combinations with the Company, which may not be in the best interests of the shareholders, without compliance by the Company with the super-majority voting requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

    The MGCL, as applicable to Maryland real estate investment trusts, imposes limitations on the voting rights of shares acquired in a "control share acquisition" relating to a Maryland real estate investment trust. The MGCL defines a "control share acquisition" as the acquisition of "control shares," which is defined as voting shares that would entitle the acquiror to exercise voting power in electing trustees in excess of the following levels of voting power: 20%, 33 1/3%, and 50%. The MGCL requires a two-thirds shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The MGCL also requires a Maryland real estate investment trust to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) delivers a written undertaking to pay the expenses of such special meeting or, if required by the Board of Trustees, posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the MGCL gives a Maryland real estate investment trust, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target company within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the MGCL provides that if, before a control share acquisition occurs, voting rights are accorded to the control shares which results in the acquiring person having a majority of voting power, then minority shareholders are entitled to appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Declaration of Trust, in accordance with Maryland law, contains a provision exempting acquisitions of shares by the Burnam Family from the foregoing provisions.

AMENDMENT TO THE DECLARATION OF TRUST

    The Declaration of Trust may be amended only by the affirmative vote or written consent of the holders of not less than a majority of all of the shares of beneficial interest entitled to vote on the matter, except that the Trustees by a two-thirds vote may amend provisions of the Declaration of Trust from time to time to qualify as a real estate investment trust under the Code and the Maryland REIT Law.

TERMINATION OF THE COMPANY

    The Declaration of Trust permits the termination of the Company and the discontinuation of the operations of the Company by the affirmative vote or written consent of the holders of not less than two-thirds of the outstanding shares of beneficial interest.

ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

    The Bylaws provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Trustees, or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders, and, if the Board of Trustees has determined that Trustees shall be elected at any such meeting, nominations of persons for election to the Board of Trustees may be made only on terms similar to those for annual meetings.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
  DECLARATION OF TRUST AND BYLAWS

    The business combination provisions and the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of Trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

                        DESCRIPTION OF PREFERRED SHARES

    The Declaration of Trust provides that the Company may issue up to 150,000,000 shares of beneficial interest, $.01 par value per share, consisting of common shares and such other types or classes of securities, including preferred shares as the Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. At March 31, 1998, there were no Preferred Shares outstanding.

    The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and Bylaws and any applicable amendment to the Declaration of Trust designating terms of a series of Preferred Shares (a "Designating Amendment").

TERMS

    Subject to the limitations prescribed by the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of Preferred Shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Trustees. The Preferred Shares will, when issued, be fully paid and nonassessable by the Company (except as described under "--Shareholder Liability" below) and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

     (1) the title and stated value of such Preferred Shares;

     (2) the number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

     (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

     (4) the date from which dividends on such Preferred Shares shall accumulate, if applicable;

     (5) the procedures for any auction and remarketing, if any, for such Preferred Shares;

     (6) the provisions for a sinking fund, if any, for such Preferred Shares;

     (7) the provisions for redemption, if applicable, on such Preferred Shares;

     (8) any listing of such Preferred Shares on any securities exchange;

     (9) the terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

    (10) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

    (11) a discussion of federal income tax considerations applicable to such Preferred Shares;

    (12) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) any limitations on direct or indirect beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidations, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders or record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees.

    Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum or money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to the conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

    If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holder of any Preferred Shares so call for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holder of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid of declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees will be increased by two Trustees.

    Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

    As discussed above under "Description of Common Shares--Shareholder Liability," applicable Maryland law provides that no shareholder, including holders of Preferred Shares, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

    As discussed above under "Description of Common Shares--Restrictions of Transfer" for the Company to qualify as a REIT under the Code, not more than 50% in value of its shares of beneficial interest (after taking into account options to acquire shares of beneficial interest and shares of beneficial interest issuable on conversion of convertible securities) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a short taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Shares. Therefore the Designating Amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitations relating to a series of Preferred Shares.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The Debt Securities will be issued by the Operating Partnership and will be either (i) investment grade Debt Securities or (ii) Debt Securities that are fully and unconditionally guaranteed by, and are accompanied by Guarantees of, the Company. The Debt Securities will be issued under one or more indentures (each an "Indenture") among the Operating Partnership, the Company and a trustee (the "Trustee"), each Indenture to be dated as of a date prior to the issuance of the Debt Securities to which it relates. A form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, is incorporated herein by reference and is available as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

    The Debt Securities will be direct, unsecured and unsubordinated obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company, as general partner of the Operating Partnership, or as established in one or more indentures supplemental to the Indenture.

    Reference is made to the Prospectus Supplement relating to the Debt Securities offered thereby for the specific terms of such Debt Securities and of the Guarantees, if any, endorsed on such Debt Securities, including:

    (1) the title of such Debt Securities;

    (2) any limit on the aggregate principal amount of such Debt Securities;

    (3) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

    (4) the rate or rates, or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any, and the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates, if any, for such Interest Payment Dates, or the method by which such dates shall be determined, and the basis on which interest shall be calculated if other than a 360-day year comprised of twelve 30-day months;

    (5) the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any, on) and interest and Additional Amounts, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership or the Company, as applicable, in respect of such Debt Securities, any related Guarantees and the Indenture may be served;

    (6) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

    (7) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

    (8) if other than denomination of $1,000 and any integral multiple thereof, the denomination in which such Debt Securities will be issuable;

    (9) if other than the Trustee, the identity of the Security Registrar (as defined) and Paying Agent (as defined);

   (10) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

   (11) if other than U.S. dollars, the currency or currencies in which the principal of (and premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on such Debt Securities are denominated and payable;

   (12) whether the amount of payments of the principal of (and premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currency or currencies, commodities, equity indices or other indices) and the manner in or which such amounts shall be determined;

   (13) whether the principal of (and premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of the Operating Partnership or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

   (14) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified;

   (15) any deletions from, modifications of or additions to the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

   (16) whether such Debt Securities are to be issuable in permanent global form, and, if so, whether beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, and the identity of the depository for such series;

   (17) the Person to whom any interest on any Debt Security is payable, if other than the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest;

   (18) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

   (19) if such Debt Securities are to be issuable in definitive form only upon receipt of certificates, documents or conditions, the form and terms of such certificates, documents or conditions;

   (20) whether such Debt Securities are to be accompanied by a Guarantee (the "Guaranteed Securities") and, if so, the terms of the Guarantees endorsed thereon;

   (21) whether and under what circumstances the Operating Partnership will pay Additional Amounts as contemplated in the Indenture on such Debt Securities to any Holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); and

   (22) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Under the Indenture, the Operating Partnership will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the Holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (Section 301).

    Except as described in any applicable Prospectus Supplement, the Indenture will not contain any other provisions that would limit the ability of the Operating Partnership or the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership or the Company, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company that may adversely affect the Holders of the Debt Securities. However, the Company's Declaration of Trust contains restrictions on ownership and transfers of the Company's Common Shares which are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership and the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form, other than Debt Securities issued in global form (which may be in any denomination), will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

PRINCIPAL AND INTEREST

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any, on) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

    If any date for the payment of the principal of (and premium or Make-Whole Amount, if any) or interest or Additional amounts, if any, falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such date for the payment of principal or interest, as the case may be, through and including such next Business Day (Section 113). "Business Day" means any day, other than a Saturday or Sunday, on which banks in the applicable place of payment are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and either may be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such

Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

REGISTRATION AND TRANSFER

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion or registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). The Operating Partnership may designate one or more offices or agencies where Debt Securities may be presented or surrendered for payment or surrendered for registration of transfer or exchange. If the Operating Partnership has designated such an office or agency, the Operating Partnership may at any time rescind the designation or approve a change in the location of such office or agency, except that the Operating Partnership or the Company (in respect of a series of Guaranteed Securities) will be required to maintain an office or agency in each Place of Payment for such Debt Securities (Section 1002).

    Neither the Operating Partnership nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of the business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

MERGER, CONSOLIDATION OR SALE

    The Operating Partnership or the Company, without the consent of the Holders of any of the Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other Person, provided that (a) either (i) the Operating Partnership or the Company, as the case may be, shall be the continuing entity or (ii) the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any state thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on all of the Debt Securities, in the case of any successor to the Operating Partnership, or any applicable Guarantee, in the case of any successor to the Company, and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture and, as applicable, such Debt Securities or Guarantee; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or the Company or any Subsidiary, as the case may be, as a result thereof as having been incurred by the Operating Partnership or the Company or such Subsidiary, as the case may be, at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801, 803, 804 and 806).

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," each of the Operating Partnership and the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that neither the Operating Partnership nor the Company shall be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

    MAINTENANCE OF PROPERTIES. Each of the Operating Partnership and the Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership and the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and the Company and their Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1006).

    INSURANCE. Each of the Operating Partnership and the Company will, and will cause each of its respective Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their full insurable value with financially sound and reputable insurance companies (Section 1007).

    PAYMENT OF TAXES AND OTHER CLAIMS. Each of the Operating Partnership and the Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed on it or any Subsidiary or on the income, profits or property of it or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien on the property of it or any Subsidiary; provided, however, that neither the Operating Partnership nor the Company shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section
1008).

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Operating Partnership or the Company is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership and the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which they would have been required to file with the Commission pursuant to such Section 13 or 15(d) if they were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which they would have been required so to file such documents. The Operating Partnership and the Company will also in any event
(a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership and the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if they were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership and the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if they were subject to such Sections and (b) if filing such documents by the Operating Partnership and the Company with the Commission is not permitted under the Exchange Act, promptly on written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

    Any additional covenants of the Operating Partnership or the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or in an indenture supplement thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default which continues for 30 days in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of the Operating Partnership or the Company (if the Debt Securities of such series are Guaranteed Securities) or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Operating Partnership, the Company (if the Debt Securities of such series are Guaranteed Securities) or any Subsidiary of the Operating Partnership or the Company (if the Debt Securities of such series are Guaranteed Securities) in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed or unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company (if the Debt Securities of such series are Guaranteed Securities) or any Significant Subsidiary of the Operating Partnership or the Company (if the Debt Securities of such series are Guaranteed Securities) or for all or substantially all of its properties; and (h) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, unless the principal of all of the Outstanding Debt Securities of such series shall already have become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (in respect of a series of Guaranteed Securities) and to the Trustee (if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership or the Company (in respect of a series of Guaranteed Securities) has paid or deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on the Debt Securities of such series, plus reasonable compensation, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a Responsible Officer of the Trustee considers such withholding to be in the interest of such Holders (Section 601).

    The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on such Debt Securities on or after the respective due dates thereof (Section 508).

    Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

    Within 120 days after the end of each fiscal year, the Operating Partnership and, if applicable, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

    Modifications of and amendments to the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any, on) or any installment of principal of or interest or Additional Amounts, if any, on any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable on declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the currency, for payment of principal of (and premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (f) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company under the related Guarantees in respect of the payment of principal of (or premium of Make-Whole Amount, if any, on) or interest of Additional Amounts, if any, on any Guaranteed Securities; or (g) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

    The Holders of at least a majority in principal amount of each series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership and, if applicable, the Company with certain covenants in the Indenture (Section 1012).

    Modifications and amendments of the Indenture may be made by the Operating Partnership, the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture or the Company as the guarantor under the applicable Guarantees; (ii) to add to the covenants of the Operating Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred on the Operating Partnership or the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity in the Indenture, correct or supplement any provision in the Indenture which may be defective or inconsistent or make any other changes with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the Trust Indenture Act; (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; or (xii) to affect the assumption by the Company or a Subsidiary thereof to the Debt Securities then Outstanding under the Indenture (Section 901).

    The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have concurred in any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination on declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in clause (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (iv) Debt Securities owned by the Operating Partnership, the Company or any other obligor upon the Debt Securities or any Affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded (Section 101).

    The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting duly called or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Trustee, the Operating Partnership and the Company, if made in the manner specified above (Section 1507).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts, if any, payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401, 1402, 1403 and 1404).

    The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to defease and discharge itself and, if applicable, the Company from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to release itself and, if applicable, the Company from its obligations with respect to such Debt Securities under Section 1004 to 1008, inclusive, of the Indenture (being the restrictions described under "--Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership or the Company (in respect of a series of Guaranteed Securities) with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section
1404).

    Such a trust may only be established if, among other things, the Operating Partnership or, if applicable, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based on a ruling of the Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 1404).

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or, if applicable, the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or Conversion Event based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established (Section 101).

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 through 1008, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities), the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership or, if applicable, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

BOOK-ENTRY SECURITIES

    Unless otherwise provided in the Prospectus Supplement, the Debt Securities will be represented by one or more certificates (the "Global Securities"). The Global Security representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by the Operating Partnership (DTC or such other depository being the "Depository") and registered in the name of the Depository or its nominee. Unless otherwise provided in the Prospectus Supplement, Debt Securities will not be issued in definitive form. If the aggregate principal amount of any issue exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

    Upon the issuance by the Operating Partnership of Debt Securities represented by a Global Security, purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

    So long as the Depository for the Global Security, or its nominee, is the registered owner of the Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Debt Securities represented by the Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

    To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Operating Partnership as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct

Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Payments of principal of (and premium and Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on the Debt Securities represented by the Global Security registered in the name of DTC or its nominee will be made by the Operating Partnership through the Trustee under the Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the Indenture, to DTC or its nominee, as the case may be, as the registered owner of the Global Security. None of the Operating Partnership, the Company, the Trustee, or the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Operating Partnership has been advised that DTC, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a Global Security, will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent, the Operating Partnership or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to DTC is the responsibility of the Paying Agent, the Operating Partnership or the Company, as the case may be, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    If the Depository with respect to a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue certificated notes in exchange for the Debt Securities represented by such Global Security.

    The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Operating Partnership and the Company believe to be reliable, but neither the Operating Partnership nor the Company takes responsibility for the accuracy thereof.

NO PERSONAL LIABILITY

    No past, present or future Trustee, officer, employee or shareholder, as such, of the Operating Partnership or the Company or any successor thereof will have any liability for any obligations of the Operating Partnership or the Company under the Debt Securities or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities (Section 111).

TRUSTEE

    The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more Persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture (Section 609).

GUARANTEES OF DEBT SECURITIES

    If the Operating Partnership issues any Debt Securities that are rated below investment grade by any nationally recognized statistical rating organization at the time of issuance, the Company, as guarantor, will unconditionally and irrevocably guarantee, on a senior or subordinated basis, the due and punctual payment of principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at Stated Maturity, upon redemption or otherwise (Section 1601). The applicability and any additional terms of any Guarantee relating to a series of Debt Securities will be set forth in the applicable Prospectus Supplement. Guarantees will be unsecured obligations of the Company to the extent set forth in the applicable Prospectus Supplement.

    If a Guarantee is applicable to Debt Securities, reference is made to the Indenture and the applicable Prospectus Supplement for a description of the specific terms of such Guarantee, including any additional covenants of the Company, the outstanding principal amount of indebtedness and other obligations, if any, that will rank senior to such Guarantee and, if applicable, any subordination provisions of such Guarantee.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a description of the material Federal income tax consequences to the Company and its shareholders of the treatment of the Company as a REIT. The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. The discussion does not discuss all aspects of Federal income tax law that may be relevant to a prospective shareholder in light of his particular circumstances or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws nor does the discussion address special considerations, if any, which may relate to the purchase of Common Share Warrants.

    THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES OFFERED HEREBY, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (I.E., at both the corporate and shareholder levels) that generally results from the use of corporations.

    If the Company fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

    The Company has elected REIT status effective for the taxable year ended December 31, 1994, and the Board of Trustees of the Company believes that the Company has operated and expects that the Company will continue to operate in a manner that has enabled the Company to qualify as a REIT and will permit the Company to maintain its REIT status in each taxable year thereafter. There can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a REIT depends on the Company continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on the Company's and the Operating Partnership's operating results.

TAXATION OF THE COMPANY

    GENERAL. In any year in which the Company qualifies as a REIT it will not, in general, be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

    Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from any "prohibited transaction" as described below, and if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate alternative minimum tax, as well as tax in certain situations not presently contemplated. The Subsidiary Company will be taxed on its income at regular corporate rates. The Company will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

    In order to qualify as a REIT, the Company must meet, among others, the following requirements:

    SHARE OWNERSHIP TESTS. The Company's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. These share ownership requirements need not be met until the second taxable year of the Company for which a REIT election is made.

    In order to attempt to ensure compliance with the foregoing share ownership tests, the Company has placed certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, under Treasury regulations the Company must maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A shareholder failing or refusing to comply with the Company's written demand must submit with his tax return a similar statement disclosing the actual ownership of Company shares of beneficial interest and certain other information. In addition, the Declaration of Trust provides restrictions regarding the transfer of its shares of beneficial interest that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Shares--Restrictions on Transfer." Under the Taxpayer Relief Act of 1997 (the "1997 Act"), for taxable years beginning after August 5, 1997, if the Company complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then the Company will be treated as meeting such requirement.

    ASSET TESTS. At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets (with "assets" being determined in accordance with generally accepted accounting principles). First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of the Company's total assets or (ii) 10% of the outstanding voting securities of any one such issuer. Where the Company invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnership's assets. See "--Tax Aspects of the Company's Investments in Partnerships--General." Accordingly, the Company's investment in the Facilities through its interest in the Operating Partnership is intended to constitute an investment in qualified assets for purposes of the 75% asset test.

    The Operating Partnership owns 100% of the non-voting preferred stock and 5% of the voting stock of the Subsidiary Company. See "The Company." By virtue of its partnership interest in the Operating Partnership, the Company is deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of the Subsidiary Company, as described above. Because the Operating Partnership owns only 5% of the voting securities of the Subsidiary Company, and the preferred stock's approval right is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer should not be exceeded.

    Based upon its analysis of the total estimated value of the Subsidiary Company stock owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership and the other assets of the Company, the Company believes that the Company's pro rata share of the stock of the Subsidiary Company owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets. This 5% limitation must be satisfied not only as of the date that the Company (directly or through the Operating Partnership) acquired securities of the Subsidiary Company, but also at the end of any quarter in which the Company increases its interest in the Subsidiary Company or so acquires other property. In this respect, if the holder of a right to exchange Units for Common Shares, including BHC or an Original Investor, exercises such rights, the Company will thereby increase its proportionate (indirect) ownership interest in the Subsidiary Company, thus requiring the Company to meet the 5% test in any quarter in which such conversion option is exercised. A similar result will follow in the case of any exchange of Units by Operating Partnership or Subsidiary Company employees that they received pursuant to the option plan established by the Company. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Subsidiary Company.

    GROSS INCOME TESTS. There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investments in Partnerships--General" below. The three tests are as follows:

    THE 75% TEST. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by the Company in exchange for its shares during the one-year period following the receipt of such capital.

    Rents received from a customer will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." For taxable years beginning after August 5, 1997, a REIT is permitted to render a DE MINIMIS amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during a taxable year for impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property during the taxable year. The amount received for any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

    The Company intends to monitor its operations in the context of these standards so as to satisfy the 75% and 95% gross income tests. The Operating Partnership provides certain services at the Facilities it owns and may provide certain services at any newly acquired self-storage facilities of the Operating Partnership. The Company believes for purposes of the 75% and 95% gross income tests, that the services provided at such facilities and any other services and amenities provided by the Operating Partnership or its agents with respect to such facilities are and will continue to be of the type usually or customarily rendered in connection with the rental of space for occupancy only. The Company intends that services that cannot be provided directly by the Operating Partnership, the Subsidiary Company or other agents will be performed by independent contractors.

    THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. The Company intends to closely monitor its non-qualifying income and anticipates that non-qualifying income from its other activities will not result in the Company failing to satisfy either the 75% or 95% gross income test. The Operating Partnership owns partnership interests in certain joint ventures which own certain Facilities. No assurance can be given that such partnerships will not realize non-qualifying income, in which case the Operating Partnership's distributive share of such income would be non-qualifying income.

    For purposes of determining whether the Company complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, it does not include a sale of property if such property is held by the Company for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of the Company--General" and "--Tax Aspects of the Company's Investments in Partnerships--Sale of the Facilities."

    The Company believes that, for purposes of both the 75% and the 95% gross income tests, its investment in the Facilities through the Operating Partnership will in major part give rise to qualifying income in the form of rents, and that gains on sales of the Facilities, or of the Company's interest in the Operating Partnership, generally will also constitute qualifying income.

    Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, the Company will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability.

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. For taxable years beginning after August 5, 1997, the 1997 Act (i) expands the class of non-cash income that is excluded from the distribution requirement to include income from the cancellation of indebtedness and (ii) extends the treatment of original issue discount ("OID") (over cash and the fair market value of property received on the instrument) as such non-cash income to OID instruments generally and for REITs, like the Company, that use an accrual method of accounting. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand; due to the Operating Partnership's inability to control cash distributions with respect to any properties as to which it does not have decision making control; or for other reasons. To avoid a problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

    If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Internal Revenue Service (the "Service"), the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. The Company holds a partnership interest in the Operating Partnership. See "The Company." In addition, the Operating Partnership owns partnership interests in several joint venture entities which own certain Facilities. In general, a partnership is a "pass-through" entity which is not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See "--Taxation of the Company--General" and "--Gross Income Tests."

    Each partner's share of a partnership's tax attributes is determined in accordance with the partnership agreement, although the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Code Section 704(b) and the regulations thereunder. The Operating Partnership's allocations of tax attributes are intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross incomes tests discussed above, the Company will be deemed to have received a share of the income of the Operating Partnership based on its capital interest in the Operating Partnership.

    Also, any resultant increase in the Company's REIT taxable income from its interest in the Operating Partnership (whether or not a corresponding cash distribution is also received from the Operating

Partnership) will increase its distribution requirements (see "--Taxation of the Company--Annual Distribution Requirements"), but will not be subject to Federal income tax in the hands of the Company provided that an amount equal to such income is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "--Taxation of the Company--Asset Tests"), the Company will include its proportionate share of assets held by the Operating Partnership (including the Operating Partnership's share of assets held through its interests in the joint venture entities).

    ENTITY CLASSIFICATION. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Service of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation for Federal income tax purposes). If the Operating Partnership were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the REIT asset tests and the REIT gross income tests (see "--Taxation of the Company--Asset Tests" and "--Gross Income Tests"), which in turn would prevent the Company from qualifying as a REIT. (See "--Taxation of the Company--Failure to Qualify" above, for a discussion of the effect of the Company's failure to meet such tests.) A similar result could occur if any of the joint venture entities in which the Operating Partnership owns an interest were classified as associations taxable as corporations.

    TAX ALLOCATIONS WITH RESPECT TO THE FACILITIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Facilities or interests therein), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of the Operating Partnership included contributions of appreciated property (including certain of the Facilities or interests therein). Consequently, the Partnership Agreement requires certain allocations to be made in a manner consistent with Section 704(c) of the Code.

    In general, certain contributors of certain of the Facilities or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership on the contributed assets (including certain of such Facilities). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale or a deemed sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to the Company in excess of corresponding cash proceeds in certain circumstances.

    Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the method under current law. The Operating Partnership and the Company will use the traditional method for making allocations under Section 704(c) with respect to the existing Facilities.

    With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership as well as certain Facilities acquired in taxable transactions, in general, such property will initially have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

    SALE OF THE FACILITIES. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company--General" and "Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold (and, to the extent within its control, to have any joint venture in which the Operating Partnership is a partner so hold) the Facilities for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the Facilities and other self-storage facilities, and to make such occasional sales of the Facilities and other facilities acquired subsequent to the date hereof as are consistent with the Company's investment objectives. Based upon the Company's investment objectives, the Company believes that overall the Facilities should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF SHAREHOLDERS

    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest of the Company. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Common Shares by the amount of such excess distribution (but not below zero), with distributions in excess of the shareholder's tax basis being taxed as capital gains (if the Common Shares are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to Company shareholders.

    For taxable years beginning after August 5, 1997, the 1997 Act permits a REIT, with respect to undistributed net capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if the Company made this designation, the shareholders of the Company would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by the Company, and the Company would have to pay the tax on such gains within 30 days after the close of its taxable year. Each shareholder of the Company would be deemed to have paid such shareholder's share of the tax paid by the Company on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Company stock by the difference between the amount of gain to the shareholder resulting from the designation less the shareholder's credit or refund for the tax paid by the Company.

    In general, any loss upon a sale or exchange of Common Shares by a shareholder who has held such Common Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gains.

    The 1997 Act made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, for sales made after July 29, 1997, the maximum tax rate for individual taxpayers on capital gain is lowered to 20% for most assets if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets on or after July 29, 1997 held for more than one year and up to 18 months at the time of disposition will be taxed as "mid-term gain" at a maximum rate of 28%. Also, so called "unrecaptured section 1250 gain" is subject to a maximum federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on the sale after July 28, 1997 of a real property asset described in Section 1250 of the Code which the taxpayer has held for more than 18 months, but not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code
Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to such date as sold for fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 10% rate for assets held for more than 5 years is reduced to 8%. See "Other Tax Considerations--Possible Legislative or Other Actions Affecting Tax Consequences" below, for a discussion of pending legislation, which if enacted in its current proposed form, would eliminate the 18 month holding period and replace it with a holding period of more than 12 months.

    The Service in Notice 97-59, 1997-45 I.R.B. 1, has indicated that in their view, consistent with prior pending legislation the new capital gain provisions generally may be applied by separating long term capital gains and losses into a
(i) 28% tax rate group for gains and losses on assets held for more than 12 months but not more than 18 months and disposed of after July 28, 1997 and certain other assets, (ii) 25% tax rate group for gain which is "unrecaptured
Section 1250 gain" and (iii) 20% tax rate group for gains and losses on most assets held for more than 18 months and disposed of after July 28, 1997. In general, capital gain in the 28% tax rate group is reduced by (x) capital losses in that group, (y) net short term capital losses (i.e. the excess of capital losses over capital gains from assets held for 12 months or less at the time of their disposition) and (z) long term loss carryovers. If such losses exceed the gains in that group the excess first reduces unrecaptured Section 1250 gain (if any) and any remaining excess next reduces net gain in the 20% group (if any). A net loss for the 20% group is used first to reduce net gain from the 28% group, then to reduce gain from the 25% group.

    In addition, the Service in Notice 97-64, 1997-47 I.R.B. 1, describes temporary regulations to be issued concerning the applicability of the new capital gain rules for REIT capital gain distributions and provides guidance for REITs and their shareholders which must be used until further guidance is issued. Notice 97-64 generally provides that if a REIT designates a dividend as a capital gain dividend for a taxable year ending on or after May 7, 1997, the REIT may also designate the capital gain dividend in whole or in part as a 20% rate gain distribution includable by a non-corporate shareholder as long-term capital gain in the shareholder's 20% group, an unrecaptured section 1250 gain distribution includable by the shareholder in the shareholder's 25% rate group or a 28% rate gain distribution includable by the shareholder in the shareholder's 28% group, depending, in general, on the respective portions of net capital gain of the REIT which are includable by the REIT in each group, determined as though the REIT was an individual whose income is subject to a marginal tax rate of at least 28%. If a REIT does not make additional designations of a capital gain dividend by tax rate group, the capital gain dividend constitutes a 28% rate gain distribution includable by a non-corporate shareholders in the shareholder's 28% rate group.

    Shareholders of the Company should consult their tax advisor with regard to
(i) the application of the changes made by the 1997 Act with respect to taxation of capital gains and capital gain dividends and relevant pending legislation and
(ii) to state, local and foreign taxes on capital gains.

    BACKUP WITHHOLDING. The Company will report to its domestic shareholders and to the Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "Certain United States Tax Considerations for Non-U.S. Shareholders--Distributions from the Company--Capital Gain Dividends" below.

    TAXATION OF TAX-EXEMPT SHAREHOLDERS. The Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent, does not hold a residual interest in a REMIC.

    However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of shares of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT. The Company does not expect to be a "pension-held REIT."

OTHER TAX CONSIDERATIONS

    SUBSIDIARY COMPANY. The income of the Subsidiary Company is subject to Federal and state income tax at full corporate rates, and the Subsidiary Company cannot claim a deduction for the dividends it pays to its shareholders, including the Operating Partnership. To the extent that the Subsidiary Company pays Federal, state or local taxes, it will have less cash available to distribute to its shareholders, thereby reducing cash available for distribution by the Operating Partnership to its unitholders and by the Company to its shareholders. The Subsidiary Company will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful.

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective shareholders should recognize that the present Federal income tax treatment of investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in the Company.

    In particular, the Treasury Department promulgated regulations on December 29, 1994 that would permit the Service to recharacterize transactions involving partnerships purporting to create tax advantages inconsistent with the intent of the partnership provisions of the Code. The intended application of these regulations is uncertain. Nonetheless, although the matter is not free from doubt, it is believed that these regulations will not adversely affect the Company's ability to qualify as a REIT.

    The Conference Committee Report on the pending Internal Revenue Service Restructuring and Reform Bill of 1998 (H.R. 2676) provides that under the conference agreement property held more than 12 months (rather than more than 18 months) will be eligible for the 10%, 20% and 25% capital gain rates approved by the 1997 Act. The change would apply to amounts properly taken into account on or after January 1, 1998. No assurance can be given that this change will be enacted in its present form or any other form. Prospective shareholders should consult their own tax advisors concerning this proposal.

    STATE AND LOCAL TAXES. The Company and its shareholders may be subject to state or local taxation, and the Company and the Operating Partnership may be subject to state or local tax withholding requirements, in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Common Shares.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS
                           FOR NON-U.S. SHAREHOLDERS

    The following is a discussion of certain anticipated U.S. Federal income and U.S. Federal estate tax consequences of the ownership and disposition of shares of beneficial interest applicable to Non-U.S. Shareholders of such shares. A "Non-U.S. Shareholder" is (i) any individual who is neither a citizen nor resident of the United States, (ii) any corporation or partnership other than a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof or under the laws of the District of Columbia, (iii) any estate the income of which, from sources without the United States which is not effectively connected with the conduct of a trade or business within the United States, is not includable in gross income for United States Federal income tax purposes or (iv) any trust which is not a "United States Trust". A United States Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust, and (b) for all other taxable years, any trust whose income is includable in gross income for United States Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion does not address other aspects of U.S. Federal taxation other than income and estate taxation or all aspects of U.S. Federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Shareholder.

    PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF BENEFICIAL INTEREST.

DISTRIBUTIONS FROM THE COMPANY

    ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Shareholders payable out of the Company's earnings and profits that are not attributable to capital gains of the Company and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty or the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnerships or foreign estates or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of shares of beneficial interest. In cases where the dividend income from a Non-U.S. Shareholder's investment in shares of beneficial interest is (or is treated as) effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

    Under currently applicable Treasury regulations, withholding agents are required to determine the applicable withholding rate pursuant to the appropriate tax treaty, and withhold the appropriate amount. New Treasury Regulations recently have been adopted that revise in certain respects the rules applicable to Non-U.S. Shareholders (the "New Regulations"). The New Regulations are generally effective with respect to payments made after December 31, 1998 but the Service has announced that the New Regulations will be amended to be effective generally for payments made after December 31, 1999, subject to certain transition rules.

    Currently, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the 30% U.S. withholding tax applicable to certain Non-U.S. Shareholders and for purposes of determining the applicability of a tax treaty rate. Under the New Regulations, however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will be required to provide an Internal Revenue Service Form W-8 which satisfies applicable certification and other requirements, including a representation as to the holder's foreign status, the holder's name and permanent residence address, and the relevant tax treaty. Such information is subject to being reported to the Service. A permanent residence address for this purpose generally is the address in the country where the person claims to be a resident for purposes of the country's income tax. If the beneficial holder is a corporation, then the address is where the corporation maintains its principal office in its country of incorporation. The New Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-U.S. Shareholder that is an entity should be treated as paid to the entity or those holding an interest in that entity. In particular, in the case of a foreign partnership, the certification requirement will generally be applied to the partners of the partnership. In addition, the New Regulations will also require the partnership to provide certain information, including a United States taxpayer identification number, and will provide look-through rules for tiered partnerships. A Non-U.S. Shareholder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the Service.

    CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by the Company to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of such distribution to the extent it constitutes USRPI Capital Gains. Such distribution may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation.

    NON-DIVIDEND DISTRIBUTIONS. Any distributions by the Company that exceed both current and accumulated earnings and profits of the Company will not be taxed as either ordinary dividends or capital gain dividends. See "Federal Income Tax Considerations--Taxation of Shareholders--Taxation of Taxable

Domestic Shareholders." However, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding. Should this occur, the Non-U.S. Shareholder may seek a refund of overwithholding from the Service once it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

DISPOSITIONS OF SHARES OF BENEFICIAL INTEREST

    Unless the shares of beneficial interest constitute USRPIs, a sale or exchange of shares of beneficial interest by a Non-U.S. Shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares of beneficial interest will not constitute USRPIs if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently anticipated that the Company will be a domestically controlled REIT and, therefore, that the sale of shares of beneficial interest will not be subject to taxation under FIRPTA. No assurance can be given that the Company will continue to be a domestically controlled REIT.

    If the Company does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of shares of beneficial interest generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that (i) the Company's shares of beneficial interest are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (E.G., the NYSE, on which the Common Shares are listed) and
(ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding shares of beneficial interest at all times during a specified testing period.

    If gain on the sale or exchange of shares of beneficial interest were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, and the purchaser of shares of beneficial interest could be required to withhold 10% of the purchase price and remit such amount to the Service. The branch profits tax would not apply to such sales or exchanges.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases: (i) if the Non-U.S. Shareholder's investment in shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty).

FEDERAL ESTATE TAX

    Shares of beneficial interest owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the Service and to each Non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

    The New Regulations also make certain changes in the new information reporting and backup withholding rules for payments made after December 31, 1998. As stated above, the Service has announced its intention to amend the New Regulations to extend the effective date to those payments made after December 31, 1999. In general, the New Regulations do not significantly alter the substantive backup withholding and information reporting requirements described herein. Shareholders should consult their tax advisors with respect to such changes.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares of beneficial interest to a Non-U.S. Shareholder at an address outside the United States. The New Regulations referred to under "--Distributions from the Company--Ordinary Dividends," in general, would similarly require a Non-U.S. Shareholder to provide the form W-8 previously referred to in order for dividends paid after December 31, 1999 to be exempt from backup withholding and information reporting.

    The payment of the proceeds from the disposition of shares of beneficial interest to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. Federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. Under the New Regulations, a payment of the proceeds from the disposition of shares of beneficial interest to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a U.S. person.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. Federal income tax liability, provided that required information is furnished to the Service.

    These backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to shares of beneficial interest is subject to change.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company and the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company and the Operating Partnership to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Offered Securities from the Company and the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company and the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and
(ii) if the Offered Securities are being sold to underwriters, the Company and the Operating Partnership shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by the Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Storage Trust Realty appearing in Storage Trust Realty's Annual Report on form 10-K for the year ended December 31, 1997 and the historical summary of combined gross revenues and direct operating expenses for Personal Mini Storage, Sentry Mini Self Storage and Beach Self Storage for the year ended December 31, 1997, the historical summary of combined gross revenues and direct operating expenses for nine A Storage Depot self storage facilities for the year ended December 31, 1997 and the historical summary of gross revenues and direct operating expenses for Daniels Self Storage for the year ended December 31, 1997 appearing in Storage Trust Realty's Current Report on Form 8-K/A dated April 30, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The consolidated financial statements and financial statement schedule of Storage Trust Properties, L.P. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. The consolidated financial statements and financial statement schedule of Storage Trust Realty, the historical summary of combined gross revenues and direct operating expenses for Personal Mini Storage, Sentry Mini Self Storage and Beach Self Storage, the historical summary of combined gross revenues and direct operating expenses for nine A Storage Depot self storage facilities and the historical summary of gross revenues and direct operating expenses for Daniels Self Storage are incorporated by reference herein and the consolidated financial statements and financial statement schedule of Storage Trust Properties, L.P. are included herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the Offered Securities offered pursuant to this Prospectus will be passed upon for the Company and the Operating Partnership by Mayer, Brown & Platt. Mayer, Brown & Platt has in the past represented and is currently representing the Company, the Operating Partnership and certain of their affiliates.

 [The following pages 45 through 53 and F-1 through F-28 are alternate pages to be added to the prospectus in the event that the Operating Partnership is an issuer.]

                INFORMATION CONCERNING THE OPERATING PARTNERSHIP

    Substantially all of the Company's assets and interest in self-storage facilities are held by, and all of its operations are conducted through, the Operating Partnership. Accordingly, the description of the business of the Operating Partnership, the facilities owned by the Operating Partnership and the management of the Operating Partnership, the facilities owned by the Operating Partnership and the management of the Operating Partnership and their compensation are substantially the same as that of the Company. See "Item 1. Business" in the Annual Report on Form 10-K for the Company for the year ended December 31, 1997 for a complete description of the Operating Partnership and the Company, which Form 10-K has been incorporated by reference into this prospectus.

    The address of the Operating Partnership are the same as that for the
Company: 2407 Rangeline Street, Columbia, Missouri 65202 and its telephone number is (573) 499-4799.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The following discussions should be read in conjunction with the financial statements and notes appearing elsewhere herein.

    The Company was formed as a Maryland REIT on July 12, 1994 and the Operating Partnership was formed as a Delaware limited partnership on July 13, 1994 to continue the self-storage business of Burnam Holding Companies Co. ("BHC") and certain of its affiliates (collectively, the "Predecessor Company") in owning, operating and managing self-storage stores. The Company, the Operating Partnership and its subsidiaries commenced operations effective with the completion of the Company's initial public offering (the "IPO") of common shares of beneficial interest, par value $.01 per share (the "Common Shares") on November 16, 1994. As of March 31, 1998, the Operating Partnership owned 213 self-storage stores in 16 states and owned an interest in two joint ventures that own two self-storage stores.

    Substantially all of the Company's assets and interests in self-storage stores are held by, and all of its operations are conducted through the Operating Partnership. The Company is the sole general partner of, and thereby controls the operations of, the Operating Partnership, holding a 92.99% ownership interest therein as of March 31, 1998. The remaining ownership interests in the Operating Partnership (the "Units") are held by certain owners of the Predecessor Company, including BHC, and certain former owners of assets acquired by the Operating Partnership subsequent to the IPO.

    Storage Realty Management Co. (the "Subsidiary Company") manages self-storage stores owned by unrelated third parties and conducts other business, such as the sale of locks, the processing of customer property insurance and the rental of trucks, at various stores. At March 31, 1998, fourteen self-storage stores were managed by the Subsidiary Company, including one of the stores owned by a joint venture in which the Company has an ownership interest. Through its ownership of the preferred stock of the Subsidiary Company, the Operating Partnership receives substantially all of the economic benefits of the business carried on by the Subsidiary Company.

    The Operating Partnership derives its revenues principally from the (i) rental of self-storage units at its stores, (ii) revenues (for financial reporting purposes) of the Subsidiary Company, and (iii) earnings from joint ventures.

    The following discussion is based on the consolidated financial statements that include, subsequent to the IPO on November 16, 1994, the accounts of the Operating Partnership and the Subsidiary Company.

Unless the context indicates otherwise, references to the Company are to Storage Trust Realty, Storage Trust Properties, L.P. and Storage Realty Management Co. on a consolidated basis.

    The statements made in this document that are not historical facts are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets that the Operating Partnership operates, management's beliefs, and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates:" variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Future Factors include: (a) changes in general economic conditions in its target markets that could adversely affect demand for the Operating Partnership's stores,(b) changes in financial markets and interest rates that could adversely affect the Company's and the Operating Partnership's cost of capital and its ability to meet its financial obligations, and (c) those other factors discussed herein. These are representative of the Future Factors that could affect the outcome of the forward-looking statements.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    Rental income increased $3,977,000 (30.9%) in the first quarter of 1998 compared to the first quarter of 1997 as a result of the net addition of 22 stores during the year ended December 31, 1997 and 26 stores during the three months ended March 31, 1998 ($3,705,000) and increases in the average revenue per square foot associated with those stores owned for all of the three months ended March 31, 1998 and 1997. Average annualized revenue per square foot for the portfolio increased 7.0% to $7.77 in 1998 from $7.26 in 1997, while occupancy for the whole portfolio decreased from 85% at March 31, 1997 to 83% at March 31, 1998.

    Product sales and other income increased $259,000 (114.1%) primarily from increased sales of locks and packaging supplies and increased commissions from truck rentals, which are at many of the Operating Partnership's stores.

    Total revenues on a same store basis (149 stores) increased $388,000 or 3.4%. Revenues on a same store basis include rental income, administrative fees, late fees, product sales (locks and packaging supplies), commissions from truck rentals and other income. On a same store basis, average annualized revenue per square foot increased 6.2% to $7.41 in 1998 from $6.98 in 1997, while occupancy decreased from 84% at March 31, 1997 to 82% at March 31, 1998.

    Property operating expenses increased $742,000 (27.3%) as a result of (a) acquisitions in 1997 and 1998 ($682,000), (b) increases at those stores owned for all of the three months ended March 31, 1997 and 1998 and (c) additional costs due to more regional managers. Direct property operating expenses increased on a same store basis by $60,000 or 2.6%, reflecting (a) additional payroll costs at the stores due to higher base pay and incentive compensation and (b) higher costs due to increased product sales and commissions on truck rentals. These increases were partially offset by (a) lower insurance costs, (b) reduced advertising expenses and (c) lower maintenance and snow removal costs.

    Real estate taxes increased $614,000 (58.5%) as a result of acquisitions in 1997 and 1998 ($567,000) and increases at those stores owned for all of the three months ended March 31, 1997 and 1998. Real estate taxes on a same store basis increased by $47,000 or 4.6%, reflecting higher tax assessments and higher tax rates on those stores.

    General and administrative expenses increased $152,000 (27.4%). The addition of personnel at the Operating Partnership's headquarters in 1997, the costs of district managers and higher professional fees accounted for the majority of this increase.

    Interest expense increased $936,000 (66.1%) due to (a) the increase in borrowings under the Operating Partnership's revolving line of credit and (b) the effect of the issuance of the Senior Notes in 1997.

    Depreciation increased $650,000 (27.9%) due to the increased investment in storage stores.

    Amortization decreased $65,000 (42.8%) due to lower costs of the new revolving line of credit entered into during January 1998.

    Net income increased $1,195,000 (24.1%) and basic net income per unit increased $.01 (2.8%) as a result of the factors noted above. Diluted net income per unit increased $.01 (2.8%) due to the effect of the dilutive securities (options) used in the calculation.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    Rental income increased $15,360,000 (36.1%) in the year ended December 31, 1997 compared to the year ended December 31, 1996 as a result of the net addition of 22 stores during the year ended December 31, 1997 and 44 stores during the year ended December 31, 1996 ($14,662,000) and increases in the average revenue per square foot associated with those stores owned for all of 1997 and 1996 ($698,000). The average revenue per occupied square foot for the portfolio increased 7.9% to $7.54 in 1997 from $6.99 in 1996. Occupancy for the portfolio decreased from 86% at December 31, 1996 to 83% at December 31, 1997.

    Other income increased $858,000 (130.0%) primarily from increased product sales (locks and packaging supplies) and increased commissions from rental trucks, which are at many of the Operating Partnership's stores.

    Total revenues on a same store basis (106 stores) increased $963,000 or 3.1%. Revenues on a same store basis include rental income, administrative fees, late fees, product sales (locks and packaging supplies), commissions from rental trucks and other income. On a same store basis, average revenue per occupied square foot increased 2.8% to $7.35 in 1997 from $7.15 in 1996, while occupancy decreased from 85% at December 31, 1996 to 83% at December 31, 1997.

    Property operating expenses increased $2,391,000 (25.1%) as a result of the acquisitions in 1996 and 1997 ($2,560,000), net of decreases at those stores owned for all of 1996 and 1997. Property operating expenses decreased on a same store basis by $169,000 or 2.5%, reflecting lower property insurance costs, reduced advertising expenses and lower telephone and data transfer costs. These decreases were partially offset by (a) additional payroll costs at the stores due to higher base pay, incentive compensation and amounts earned from product sales and truck rental activity and (b) higher repairs and maintenance.

    Real estate taxes increased $1,594,000 (43.0%) as a result of acquisitions in 1996 and 1997 ($1,493,000) and increases at those stores owned for all of 1996 and 1997. Real estate taxes on a same store basis increased by $101,000 or 4.0%, reflecting higher tax assessments and higher tax rates on those stores.

    General and administrative expenses increased $606,000 (29.0%) due to the expansion of the operations of the Operating Partnership. The addition of personnel at the Operating Partnership's headquarters and the addition of district managers in October 1997 to handle this growth, increased travel costs and higher professional fees accounted for the majority of this increase.

    Interest expense increased $3,456,000 (82.5%) due to the increase in borrowings primarily to fund the acquisition of self-storage stores. The Operating Partnership funded $100,000,000 of Senior Notes in January and April 1997 and received a contribution from the Company of $59,680,000 from the sale of 2,530,000 Common Shares of the Company in October and November 1997 to reduce amounts outstanding on the Operating Partnership's revolving line of credit.

    Depreciation increased $3,275,000 (53.7%) due to the increased investment in self-storage stores.

    Amortization of deferred financing costs increased $162,000 (35.0%) in 1997 due to the amortization of the costs of the Senior Notes.

    Net income increased $4,714,000 (27.2%) and basic net income per unit increased $.04 (2.6%) as a result of the factors noted above. Diluted net income per unit increased $.03 (2.0%) due to the effect of the dilutive securities (options) used in the calculation.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Rental income increased $19,583,000 (82.2%) in the year ended December 31, 1996 compared to the year ended December 31, 1995 as a result of the net addition of 44 stores during the year ended December 31, 1996 and 47 stores during the year ended December 31, 1995 ($18,009,000) and increases in the average revenue per occupied square foot and occupancy levels associated with those stores owned for all of 1996 and 1995. Average annualized revenue per occupied square foot for the portfolio increased 5.7% to $6.99 in 1996 from $6.61 in 1995, while occupancy increased to 86% as of December 31, 1996 compared to 81% as of December 31, 1995.

    Revenues on a same store basis (72 stores) increased $1,574,000 or 9.0%. Revenues on a same store basis include rental income, administrative fees, late fees and other income. On a same store basis, average revenue per occupied square foot increased 6.2% to $7.06 in 1996 from $6.65 in 1995, while occupancy increased from 81% at December 31, 1995 to 84% at December 31, 1996.

    Management income and equity in earnings in joint ventures decreased a combined $189,000 (41.4%) in 1996 due to the Operating Partnership's acquisition of its partners' interests in five stores previously held in joint ventures with such partners, which resulted in the Operating Partnership owning 100% of these stores. Prior to the acquisition, the Operating Partnership managed these five stores for the respective joint ventures.

    Property operating expenses increased $4,621,000 (93.9%) as a result of acquisitions in 1996 and 1995 ($4,026,000) and increases at those stores owned for all of 1996 and 1995. Property operating expenses on a same store basis increased $595,000 or 16.5% in 1996, reflecting (a) additional payroll costs at the stores due to higher base pay and incentive compensation, (b) additional costs for regional managers due to more regions, (c) higher training costs and
(d) increased advertising and marketing efforts.

    Real estate taxes increased $1,832,000 (97.6%) as a result of acquisitions in 1996 and 1995 ($1,766,000) and increases at those stores owned for all of 1996 and 1995. Real estate taxes on a same store basis increased $66,000 or 4.8% in 1996, reflecting higher tax assessments and increased tax rates.

    General and administrative expenses increased $847,000 (68.3%) due to the rapid expansion of the Operating Partnership. The addition of personnel at the Operating Partnership's headquarters to handle this growth, as well as additional state and local taxes and professional fees accounted for the majority of this increase.

    Interest expense increased $2,856,000 (214.1%) due to the increase in borrowings under the Operating Partnership's revolving line of credit primarily to fund the acquisition of self-storage stores.

    Depreciation increased $2,934,000 (92.6%) due to the increased investment in self-storage stores.

    Amortization of deferred financing costs decreased $475,000 (50.6%) in 1996. In 1995, the Operating Partnership wrote-off $518,000 of deferred financing costs due to the replacement of the Operating Partnership's revolving line of credit.

    Net income increased $6,983,000 (67.5%) and basic net income per unit increased $.16 (11.9%) as a result of the factors noted above. Diluted net income per unit increased $.16 (11.9%) due to the effect of the dilutive securities (options) used in the calculation.

LIQUIDITY AND CAPITAL RESOURCES

FUNDS FROM OPERATIONS

    The Operating Partnership believes that Funds from Operations ("FFO") is helpful to investors as a measure of the performance of a real estate operating company because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Operating Partnership to incur and service debt and to make capital expenditures. FFO is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs.

    FFO is defined by National Association of Real Estate Investment Trusts ("NAREIT") as income (loss) before the minority interest of the holder of the common stock of the Subsidiary Company (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of property, provision for losses, and real estate related depreciation and amortization (excluding amortization of financing costs). Effective in 1996, the definition of FFO was modified by NAREIT to exclude the add-back of amortization of deferred financing fees and depreciation of non real estate assets. The Operating Partnership has adopted this new definition. Prior year's amounts have been revised to conform to the new definition.

    FFO is determined as follows (amounts in thousands):

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,            YEAR ENDED DECEMBER 31,
                                                               --------------------  -------------------------------
                                                                 1998       1997       1997       1996       1995
                                                               ---------  ---------  ---------  ---------  ---------
Net income before minority interest..........................  $   6,170  $   4,961  $  22,128  $  17,333  $  10,344
Depreciation of revenue-producing assets.....................      2,952      2,307      9,287      6,028      3,135
Operating Partnership's share of joint ventures'
  depreciation...............................................          4          4         16         22         41
                                                               ---------  ---------  ---------  ---------  ---------
Funds from Operations........................................  $   9,126  $   7,272  $  31,431  $  23,383  $  13,520
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

The basic weighted-average number of Units for the three months ended March 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 were 16,436,677, 13,755,724, 14,238,157, 11,488,213 and 7,674,092, respectively. The diluted weighted-average number of Units for the three months ended March 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 were 16,562,356, 13,887,978, 14,373,232, 11,572,106 and 7,721,774, respectively.

    FFO for the Operating Partnership increased $1,854,000 (25.5%) in the first three months of 1998 compared to the first three months of 1997 due (a) to the acquisition of stores in 1998 and 1997 and the effect of the contribution from the Company from its issuance of 4,140,000 Common Shares in October and November 1997 ($3,261,000) and (b) the increased results from those stores owned for all of the three months ended March 31, 1998 and 1997. Net operating income, defined as revenues less direct property operating expenses and real estate taxes, increased on a same store basis by $279,000 or 3.4%. These increases were partially offset by increases in general and administrative expenses and interest expense, as previously discussed.

    FFO for the Operating Partnership increased $8,048,000 (34.4%) in the year ended December 31, 1997 over the year ended December 31, 1996 due to the acquisition of stores in 1997 and 1996 and the increased results from those stores owned for all of 1997 and 1996. Net operating income, defined as revenues less property operating expenses and real estate taxes, increased on a same store basis by $1,031,000 or 4.8%. These increases were partially offset by increases in general and administrative expenses and interest expense, as previously discussed.

    FFO for the Operating Partnership increased $9,863,000 (73.0%) in the year ended December 31, 1996 over the year ended December 31, 1995 due to the acquisition of stores in 1996 and 1995 and the increased results from those stores owned for all of 1996 and 1995. Net operating income, defined as revenues less property operating expenses and real estate taxes, increased on a same store basis by $913,000 or 7.3%. These increases were offset by increases in general and administrative expenses and interest expense, as previously discussed.

    FFO for the Operating Partnership increased $2,478,000 (7.9%) for the pro forma year ended December 31, 1997 as compared to the actual results for this time period due primarily to the effect of the contribution from the Company from the offering of 2,530,000 Common Shares assumed to have occurred on January 1, 1997. This increase was offset by the operations of seven stores acquired in 1997 which were in their initial lease-up period.

DISPOSITIONS AND EXCHANGES

    Management constantly reviews the stores comprising the Operating Partnership's portfolio and may dispose of any of the stores in the future. Any decision to dispose of a particular store would be based on a number of factors, including, but not limited to, (a) the strategic fit with the rest of the Operating Partnership's portfolio, (b) the potential to continue to increase cash flow and value in the particular market, (c) the current market value and
(d) alternate uses of capital.

    The Operating Partnership may dispose of stores for cash or other consideration or may exchange them with other self-storage operators, including other publicly-held self-storage REITs.

MORTGAGES AND NOTES PAYABLE

    The formal policy of the Company on the incurrence of debt is to limit Company debt (including the indebtedness of joint ventures) to 50% of total market capitalization, which is defined as the market value of the issued and outstanding Common Shares (including Units exchangeable for Common Shares) plus Company debt. At March 31, 1998 and December 31, 1997 and 1996, the Company's debt-to-total market capitalization was 31.0%, 19.8% and 15.4%, respectively. The Company does not believe that this limit will restrict its operations or have a material adverse effect on its financial condition or results of operations, although there can be no assurance that it will not do so in the future. The Board of Trustees of the Company can change the policy at any time in light of then current economic conditions and other relevant factors.

    At March 31, 1998, the Operating Partnership had outstanding borrowings of $178,420,000. This indebtedness consists of (a) $100,000,000 of Senior Notes and
(b) $78,420,000 on the Operating Partnership's revolving line of credit. The revolving line of credit may be used to fund the acquisition, development or conversion of additional stores. The revolving line of credit expires in January 2001 and bears interest at a floating rate of LIBOR plus 1.20% (6.8875% at March 31, 1998).

    At March 31, 1998, the Operating Partnership has joint and several liability but does not guarantee the $3,889,000 indebtedness of a joint venture in New Orleans, Louisiana in which it has a 15% interest. In 1996, the Operating Partnership acquired a 25% interest in a joint venture that is operating a self-storage store in Kansas City, Missouri that was constructed in 1997. The Operating Partnership has guaranteed 25% of the joint venture's construction loan, which is for a total of $2,046,000. The balance outstanding under this construction loan as of March 31, 1998 was $1,888,000.

ISSUANCE OF COMMON SHARES AND UNITS

    During June and July 1995, the Company completed an offering of 2,875,000 Common Shares at $20 per Common Share. Net of transaction discounts and offering costs, the Company contributed $53,561,000 from this offering to the Operating Partnership. The net proceeds were used to repay indebtedness under the revolving line of credit and finance the acquisition of stores.

    During July 1996, the Company completed an offering of 4,140,000 Common Shares at $20-1/4 per Common Share. Net of transaction discounts and offering costs, the Company contributed $78,894,000 from this offering to the Operating Partnership. The net proceeds were used to repay indebtedness under the revolving line of credit and finance the acquisition of stores.

    During October and November 1997, the Company completed an offering of 2,530,000 Common Shares at $24-11/16 per Common Share. Net of transaction discounts and offering costs, the Company contributed $59,680,000 from this offering to the Operating Partnership. The net proceeds were used to repay indebtedness under the revolving line of credit and finance the acquisition of stores.

    In November 1996, the Company filed a shelf registration statement covering $150,000,000 of equity securities. This registration statement has been declared effective and should permit the Company to access the equity market efficiently when it deems appropriate. The balance remaining on this shelf registration statement as of December 31, 1997 was approximately $87,541,000. However, no assurance can be given that market conditions will be favorable for such an offering.

    In connection with the acquisition of self-storage stores during 1995, the Operating Partnership issued 183,774 Units valued at $3,652,000. In connection with the acquisition of self-storage stores during 1996, the Operating Partnership issued 406,759 Units valued at $8,743,000. During 1997, the Operating Partnership issued 11,372 Units valued at $294,000 due to the terms of an "earn-out agreement" on a self-storage store acquired in 1996. In connection with the acquisition of self-storage stores during the three months ended March 31, 1998, the Operating Partnership issued 318,432 Units valued at $8,115,000.

    The Units in the Operating Partnership not held by the Company can be exchanged for Common Shares of the Company on a one-for-one basis or redeemed in cash at the Company's option. During the year ended December 31, 1997, and the three months ended March 31, 1998, 32,829 and 10,566 Units, respectively, were converted to Common Shares.

LIQUIDITY

    The Operating Partnership's principal liquidity requirements are (a) the expansion of existing stores, (b) the acquisition, conversion and development of additional self-storage stores and (c) the repayment of indebtedness, including any amounts outstanding on the revolving line of credit.

    The Operating Partnership expects to meet its short-term liquidity requirements by using (a) net cash provided by operating activities and (b) borrowings under the revolving line of credit. The Operating Partnership intends to meet its long-term liquidity requirements primarily through (a) borrowings under the revolving line of credit, (b) the issuance of new debt and (c) the receipt of proceeds from the Company's sale of Common Shares.

    The Operating Partnership believes that its future net cash flow will be adequate to meet operating requirements and provide for payment of distributions to Unitholders (including the Company) so that the Company will be in accordance with income tax requirements relating to a REIT in the short-term and in the long-term. In order to maintain its status as a REIT, the Company will be required to make distributions to its shareholders of at least 95% of its taxable income, which is expected to consist primarily of its share of income of the Operating Partnership. Differences in timing between the recognition of taxable income and receipt of cash which would be available for distributions could require the Operating Partnership to borrow and make distributions to the Unitholders so that the Company could meet the 95% distribution requirement, although the Company and the Operating Partnership do not currently anticipate the need to borrow as a result of any such difference in timing.

CAPITAL EXPENDITURES

    During the three months ended March 31, 1998, the Operating Partnership spent: (a) $2,573,000 on new facilities under development or conversion, (b) $921,000 for expansions of existing stores and climate-controlled conversions,
(c) $133,000 for equipment used by home office and regional management and (d) $1,293,000 on other capital expenditures for the stores. For the remaining nine months of 1998, the Operating Partnership expects to spend $3,180,000 for expansions and climate-controlled conversions and $2,880,000 on other capital expenditures. The Operating Partnership believes that it can fund any necessary capital expenditures through its operations or from the revolving line of credit. In 1997, the Operating Partnership spent (a) $3,107,000 on new stores under development or conversion, (b) $1,659,000 for expansions of existing stores and climate-controlled conversions, (c) $515,000 for equipment used by home office and regional management and (d) $2,293,000 on other capital expenditures for the stores.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("FASB 130"), which is effective for financial statements for periods beginning after December 15, 1997. At that time, the Operating Partnership will be required to report comprehensive income and its components in its financial statements. The Operating Partnership will implement FASB 130 during the year ended December 31, 1998. The impact of FASB 130 on the Operating Partnership's financial statements is not expected to be material.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FASB 131"), which is effective for financial statements for periods beginning after December 15, 1997. At the time of implementation, the Operating Partnership will be required to report additional information (both financial and descriptive) about operating segments in annual and interim reports. As FASB 131 is not required to be applied to interim financial statements in the initial year of adoption, the Operating Partnership is not required to disclose segment information in accordance with FASB 131 until the 1998 Annual Report, at which time it will restate prior years' segment disclosures to conform to the FASB 131 segment presentations. In the Operating Partnership's first quarter 1999 report and in subsequent quarters, the Operating Partnership will present the interim disclosures required by FASB 131 for both 1999 and 1998.

    In February 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which is effective for financial statements for periods beginning after December 15, 1998. SOP 98-1 sets guidelines for the capitalization of costs related to internal-use software. The Operating Partnership will adopt SOP 98-1 during the year ending December 31, 1998. The adoption of SOP 98-1 is not expected to have a material impact on the financial statements of the Operating Partnership.

    On March 19, 1998, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue Number 97-11, "Accounting for Internal Costs Relating to Real Estate Property Acquisitions" ("EITF 97-11"). ETIF 97-11 states that internal pre-acquisition costs (e.g. costs of an internal acquisitions department) associated with the acquisition of a fully developed self-storage store should be expensed as incurred. Internal costs incurred for non-operating stores being developed or converted can be capitalized in specified circumstances. The Operating Partnership will be adopting the accounting guidance for acquisitions of operating self-storage stores for which contracts were entered into after the March 19, 1998 date of the consensus. For the three months ended March 31, 1998 and 1997, the Operating Partnership had total acquisition costs of $396,000 and $106,000, respectively, and capitalized internal acquisition costs of $284,000 and $46,000, respectively. For the years ended December 31, 1997, 1996 and 1995, the Operating Partnership had total acquisition costs of $703,000, $318,000 and $118,000, respectively, and capitalized internal acquisition costs of $372,000, $277,000 and $37,000, respectively.

    In April 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position 98-5, "Accounting for the Costs of Start-Up Activities" ("SOP 98-5"), which is effective for financial statements for periods beginning after December 31, 1998. SOP 98-5 requires that all costs of start-up activities to be expensed as incurred. The Operating Partnership will adopt SOP 98-5 during the year ending December 31, 1999. The adoption of SOP 98-5 is not expected to have a material impact on the financial statements of the Operating Partnership.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FASB 133"), which is effective for fiscal years beginning after June 15, 1999. FASB 133 establishes accounting and financial reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. FASB 133 requires that the Operating Partnership recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of the derivative depends on the intended use of the derivative and the resulting designation. The Operating Partnership will adopt FASB 133 during the year ended December 31, 1999. The adoption of FASB 133 is not expected to have a material impact on the financial statements of the Operating Partnership.

INFORMATION SYSTEMS AND YEAR 2000 COMPLIANCE

    The Operating Partnership uses individual computers at each store for the management of the stores and a network of computers at the home office for centralized management and accounting functions. The Operating Partnership uses software for these computers that was developed by third-party vendors and, based on the Operating Partnership's knowledge of the software and discussions with the third-party vendors, only the software for the operations of the stores is currently Year 2000 compliant. For the software that is not currently Year 2000 compliant, the vendors have stated that they will be making modifications (at no cost to the Operating Partnership) during 1998 in order that their software will be Year 2000 compliant.

    The Operating Partnership uses a local bank for its normal banking services. Based on discussions with local bank, they are working on making the necessary modifications to their systems to be Year 2000 compliant by the end of 1998.

    Based on these factors, management believes that the Operating Partnership will not incur significant costs in order that all computer systems to be Year 2000 compliant. However, there are no guarantees that the work to be performed by third-party vendors or the local bank will be completed on a timely basis and would not have an adverse effect on the Operating Partnership's systems.

INFLATION

    Substantially all of the leases at the Operating Partnership's stores have month-to-month terms, providing the opportunity to achieve increases in rental income as each lease matures. Such types of leases generally minimize the risk of inflation to the Operating Partnership.

SEASONALITY

    The Operating Partnership's revenues are expected to be higher during the latter part of the year because its stores experience greater occupancy from May through September (due to the higher levels of residential moves during that period) and increases in rental rates, which occur throughout the year. Management does not expect seasonality to materially affect distributions to Unitholders and dividends to shareholders. The Operating Partnership believes that its geographic diversity, tenant mix, and rental and expense structures provide adequate protection against significant fluctuations in cash flows and net income due to seasonality.

                         INDEX TO FINANCIAL STATEMENTS
                         STORAGE TRUST PROPERTIES, L.P.

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Auditors.............................................................................        F-2

Consolidated Balance Sheets................................................................................        F-3

Consolidated Statements of Operations......................................................................        F-4

Consolidated Statements of Partners' Equity................................................................        F-5

Consolidated Statements of Cash Flows......................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-8

Schedule III--Real Estate and Accumulated Depreciation.....................................................       F-20

                         REPORT OF INDEPENDENT AUDITORS

To the Unitholders
  Storage Trust Properties, L.P.

    We have audited the accompanying consolidated balance sheets of Storage Trust Properties, L.P. (the "Operating Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Operating Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Operating Partnership at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Chicago, Illinois
January 23, 1998, except for
the last three paragraphs
of Note 10, as to which
the date is February 9, 1998

                         STORAGE TRUST PROPERTIES, L.P.

                          CONSOLIDATED BALANCE SHEETS
              (AMOUNTS IN THOUSANDS, EXCEPT FOR UNIT INFORMATION)

                                                                                                DECEMBER 31,
                                                                               MARCH 31,   ----------------------
                                                                                 1998         1997        1996
                                                                              -----------  ----------  ----------
                                                                              (UNAUDITED)
                                                     ASSETS

Investment in self-storage stores, net......................................   $ 477,915   $  386,574  $  304,114
Cash and cash equivalents...................................................       2,590        4,895       2,316
Accounts receivable, earnest deposits and other assets......................       7,327        5,146       1,456
Notes receivable............................................................       2,757        2,376      --
Due from Storage Trust Realty...............................................       1,653        1,500       1,054
Deferred financing costs, net of amortization of $243, $1,085 and $463......       1,426          951         547
Investments in joint ventures...............................................         303          284         197
                                                                              -----------  ----------  ----------
  Total assets..............................................................   $ 493,971   $  401,726  $  309,684
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                                             LIABILITIES AND EQUITY

Liabilities:
  Mortgages and notes payable:
    Revolving line of credit................................................   $  78,420   $   --      $   60,673
    Senior Notes............................................................     100,000      100,000      --
    Other...................................................................      --           --           2,582
  Accounts payable and accrued expenses.....................................       5,569        5,067       4,930
  Accrued interest payable..................................................       1,852        3,457         171
  Tenant prepayments........................................................       3,863        3,242       2,195
  Distributions payable.....................................................       7,588       --           5,974
                                                                              -----------  ----------  ----------
      Total liabilities.....................................................     197,292      111,766      76,525
                                                                              -----------  ----------  ----------
Minority interest...........................................................         105           88           1
                                                                              -----------  ----------  ----------
Partners' equity:
  General partner, 15,457,759, 15,446,125 and 12,874,932 Units outstanding,
    respectively............................................................     272,869      273,970     216,689
  Limited partners, 1,165,550, 857,684 and 879,141 Units outstanding,
    respectively............................................................      23,705       15,902      16,469
                                                                              -----------  ----------  ----------
      Total partner's equity................................................     296,574      289,872     233,158
                                                                              -----------  ----------  ----------
      Total liabilities and partner's equity................................   $ 493,971   $  401,726  $  309,684
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

        The accompanying notes are an integral part of these statements.

                         STORAGE TRUST PROPERTIES, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (AMOUNTS IN THOUSANDS, EXCEPT FOR UNIT INFORMATION)


                                               THREE MONTHS ENDED MARCH
                                                         31,                     YEAR ENDED DECEMBER 31,
                                              --------------------------  --------------------------------------
                                                  1998          1997          1997          1996         1995
                                              ------------  ------------  ------------  ------------  ----------
                                              (UNAUDITED)   (UNAUDITED)
REVENUES:
  Rental income.............................  $     16,849  $     12,872  $     57,859  $     42,499  $   22,916
  Management income.........................            57            64           236           168         339
  Equity in earnings of joint ventures......            24            15            93           100         118
  Product sales and other income............           486           227         1,518           660         450
                                              ------------  ------------  ------------  ------------  ----------
      Total revenues........................        17,416        13,178        59,706        43,427      23,823
                                              ------------  ------------  ------------  ------------  ----------
EXPENSES:
  Property Operations.......................         3,458         2,716        11,932         9,541       4,920
  Real estate taxes.........................         1,664         1,050         5,304         3,710       1,878
  General and administrative................           707           555         2,694         2,088       1,241
  Interest..................................         2,353         1,417         7,646         4,190       1,334
  Depreciation..............................         2,977         2,327         9,377         6,102       3,168
  Amortization..............................            87           152           625           463         938
                                              ------------  ------------  ------------  ------------  ----------
      Total expenses........................        11,246         8,217        37,578        26,094      13,479
                                              ------------  ------------  ------------  ------------  ----------
NET INCOME BEFORE MINORITY INTEREST.........         6,170         4,961        22,128        17,333      10,344
  Minority interest.........................           (16)           (2)          (87)           (6)     --
                                              ------------  ------------  ------------  ------------  ----------
NET INCOME..................................  $      6,154  $      4,959  $     22,041  $     17,327  $   10,344
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------
NET INCOME PER UNIT:
  Basic.....................................  $       0.37  $       0.36  $       1.55  $       1.51  $     1.35
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------
  Diluted...................................  $       0.37  $       0.36  $       1.53  $       1.50  $     1.34
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------
Weighted average number of units outstanding
  during the period.........................    16,436,677    13,755,724    14,238,157    11,488,213   7,674,092
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------
ALLOCATION OF NET INCOME:
  General partner...........................  $      5,784  $      4,637  $     20,750  $     16,242  $    9,873
  Limited partners..........................           370           322         1,291         1,085         471
                                              ------------  ------------  ------------  ------------  ----------
      Total.................................  $      6,154  $      4,959  $     22,041  $     17,327  $   10,344
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------
DISTRIBUTIONS DECLARED PER UNIT.............  $     0.4600  $     0.4350  $     1.7650  $     1.6650  $   1.5725
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------

        The accompanying notes are an integral part of these statements.

                         STORAGE TRUST PROPERTIES, L.P.

                         STATEMENT OF PARTNERS' EQUITY
              (AMOUNTS IN THOUSANDS, EXCEPT FOR UNIT INFORMATION)

                                                        GENERAL PARTNER         LIMITED PARTNERS              TOTAL
                                                    ------------------------  ---------------------  ------------------------
                                                       NUMBER                   NUMBER                  NUMBER
                                                      OF UNITS      AMOUNT     OF UNITS    AMOUNT      OF UNITS      AMOUNT
                                                    ------------  ----------  ----------  ---------  ------------  ----------
BALANCE, DECEMBER 31, 1994........................     5,859,332  $   87,654     288,608  $   4,313     6,147,940  $   91,967
  Issuance of Units:
    Contribution of proceeds from sale of Common
      Shares......................................     2,875,000      53,561      --         --         2,875,000      53,561
    Acquisition of self-storage stores............       --           --         183,774      3,652       183,774       3,652
  Allocation of net income........................       --            9,873      --            471       --           10,344
  Distributions declared ($1.5725 per unit).......       --          (11,506)     --           (600)      --          (12,106)
                                                    ------------  ----------  ----------  ---------  ------------  ----------
BALANCE, DECEMBER 31, 1995........................     8,734,332     139,582     472,382      7,836     9,206,714     147,418
  Issuance of Units:
    Contribution of proceeds from sale of Common
      Shares......................................     4,140,000      78,894      --         --         4,140,000      78,894
    Contribution of proceeds from exercise of
      options.....................................           600          12      --         --               600          12
    Acquisition of self-storage stores............       --           --         406,759      8,743       406,759       8,743
  Allocation of net income........................       --           16,242      --          1,085       --           17,327
  Distributions declared ($1,665 per unit)........       --          (18,041)     --         (1,195)      --          (19,236)
                                                    ------------  ----------  ----------  ---------  ------------  ----------
BALANCE, DECEMBER 31, 1996........................    12,874,932     216,689     879,141     16,469    13,754,073     233,158
  Issuance of Units:
    Contribution of proceeds from sale of Common
      Shares......................................     2,530,000      59,680      --         --         2,530,000      59,680
    Contribution of proceeds from exercise of
      options.....................................         7,440         136      --         --             7,440         136
    Contribution of proceeds from Common Shares
      issued to Trustees..........................           924          24      --         --               924          24
    Earnout provisions on previously acquired
      self-storage stores.........................       --           --          11,372        294        11,372         294
  Conversion of Units.............................        32,829         642     (32,829)      (642)      --           --
  Allocation of net income........................       --           20,750      --          1,291       --           22,041
  Distributions declared (1.765 per unit).........       --          (23,951)     --         (1,510)      --          (25,461)
                                                    ------------  ----------  ----------  ---------  ------------  ----------
BALANCE, DECEMBER 31, 1997........................    15,446,125     273,970     857,684     15,902    16,303,809     289,872
  Issuance of Units: (unaudited)
    Contribution of proceeds from exercise of
      options.....................................           600          10      --         --               600          10
    Contribution of proceeds from Common Shares
      issued to Trustees..........................           468          12      --         --               468          12
    Acquisition of self-storage stores............       --           --         318,432      8,115       318,432       8,115
  Conversion of Units (unaudited).................        10,566         204     (10,566)      (204)      --           --
  Allocation of net income (unaudited)............       --            5,784      --            370       --            6,154
  Distributions declared (0.46 per unit)
    (unaudited)...................................       --           (7,111)     --           (478)      --           (7,589)
                                                    ------------  ----------  ----------  ---------  ------------  ----------
BALANCE, MARCH 31, 1998 (UNAUDITED)...............    15,457,759  $  272,869   1,165,550  $  23,705    16,623,309  $  296,574
                                                    ------------  ----------  ----------  ---------  ------------  ----------
                                                    ------------  ----------  ----------  ---------  ------------  ----------

        The accompanying notes are an integral part of these statements.

                         STORAGE TRUST PROPERTIES, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                         THREE MONTHS ENDED                  YEAR ENDED
                                                             MARCH 31,                      DECEMBER 31,
                                                      ------------------------  ------------------------------------
                                                         1998         1997         1997         1996         1995
                                                      -----------  -----------  -----------  -----------  ----------
                                                      (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................   $   6,154    $   4,959   $    22,041  $    17,327  $   10,344
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization...................       3,064        2,479        10,002        6,565       4,106
    Equity in earnings of joint ventures............         (24)         (15)          (93)        (100)       (118)
    Distributions from joint ventures...............           5       --                 6           20          45
    Minority interest...............................          16            2            87            6      --
    Other changes in assets and liabilities.........        (583)         498         3,568        1,769         845
                                                      -----------  -----------  -----------  -----------  ----------
  Net cash provided by operating activities.........       8,632        7,923        35,611       25,587      15,222
                                                      -----------  -----------  -----------  -----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of self-storage stores................     (46,132)     (26,434)      (86,062)    (102,230)    (82,161)
  Other additions to self-storage stores............      (4,920)        (633)       (7,074)      (4,593)     (2,792)
  Earnest Money deposits for acquisitions...........      (2,233)          25       --           --           --
  Funding of notes receivable.......................        (381)      --            (2,376)     --           --
  Investment in joint ventures......................      --           --           --              (128)     --
                                                      -----------  -----------  -----------  -----------  ----------
  Net cash used in investing activities.............     (53,666)     (27,042)      (95,512)    (106,951)    (84,953)
                                                      -----------  -----------  -----------  -----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on revolving line of credit............      79,420       25,250        59,186      113,734      96,871
  Payments on revolving line of credit..............      (1,000)     (70,273)     (119,859)     (86,156)    (70,819)
  Funding of Senior Notes...........................      --           75,000       100,000      --           --
  Payments on mortgages and notes payable...........     (35,151)      (4,226)       (4,226)      (7,868)        (67)
  Financing costs paid..............................        (562)        (721)       (1,026)        (210)       (649)
  Distribution to minority interest paid............      --           --           --                (6)     --
  Distributions to limited partners paid............      --             (373)       (1,883)      (1,016)       (462)
  Distributions to general partner paid.............      --           (5,601)      (29,552)     (16,021)     (9,062)
  Contributions from general partner................          22           75        59,840       78,906      53,561
                                                      -----------  -----------  -----------  -----------  ----------
Net cash provided by financing activities...........      42,729        9,131        62,480       81,363      69,373
                                                      -----------  -----------  -----------  -----------  ----------

NET CHANGE IN CASH AND CASH EQUIVALENTS.............      (2,305)          12         2,579           (1)       (358)
Cash and cash equivalents at beginning of period....       4,895        2,316         2,316        2,317       2,675
                                                      -----------  -----------  -----------  -----------  ----------
Cash and cash equivalents at end of period..........   $   2,590    $   2,328   $     4,895  $     2,316  $    2,317
                                                      -----------  -----------  -----------  -----------  ----------
                                                      -----------  -----------  -----------  -----------  ----------

                         STORAGE TRUST PROPERTIES, L.P.

                             (AMOUNTS IN THOUSANDS)

                                                         THREE MONTHS ENDED                  YEAR ENDED
                                                             MARCH 31,                      DECEMBER 31,
                                                      ------------------------  ------------------------------------
                                                         1998         1997         1997         1996         1995
                                                      -----------  -----------  -----------  -----------  ----------
                                                                   (UNAUDITED)
                                                      (UNAUDITED)
OTHER CHANGES IN ASSETS AND LIABILITIES:
  Accounts receivable and other assets..............   $      52    $      97   $      (456) $      (410) $     (512)
  Due from Storage Trust Realty.....................        (153)        (143)         (446)        (437)        (21)
  Accounts payable, tenant prepayments and accrued
    expenses........................................        (482)        (544)        4,470        2,616       1,378
                                                      -----------  -----------  -----------  -----------  ----------
  Total.............................................   $    (583)   $     498   $     3,568  $     1,769  $      845
                                                      -----------  -----------  -----------  -----------  ----------
                                                      -----------  -----------  -----------  -----------  ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest............................   $   4,046    $     473   $     4,472  $     4,271  $    1,086
                                                      -----------  -----------  -----------  -----------  ----------
                                                      -----------  -----------  -----------  -----------  ----------
SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Mortgages assumed on acquired self-storage
    stores..........................................   $  35,151    $   1,644   $     1,644  $     4,260  $    4,534
                                                      -----------  -----------  -----------  -----------  ----------
                                                      -----------  -----------  -----------  -----------  ----------
  Net book value on self-storage stores (10 in 1997
    and one in 1996) in exchange for self-storage
    stores (16 in 1997 and one in 1996).............   $  --        $  --       $    22,794  $     2,343  $   --
                                                      -----------  -----------  -----------  -----------  ----------
                                                      -----------  -----------  -----------  -----------  ----------
  Issuance of Units in connection with the
    acquisition of self-storage stores..............   $   8,115    $  --       $   --       $     8,743  $    3,652
                                                      -----------  -----------  -----------  -----------  ----------
  Issuance of Units in connection with the earnout
    provisions of contracts on previously acquired
    self-storage stores.............................   $  --        $  --       $       294  $   --       $   --
                                                      -----------  -----------  -----------  -----------  ----------
                                                      -----------  -----------  -----------  -----------  ----------
  Conversion of Units of the Operating Partnership
    held by Limited Partners to Common Shares of the
    Company.........................................   $     204    $     545   $       642  $   --       $   --
                                                      -----------  -----------  -----------  -----------  ----------
                                                      -----------  -----------  -----------  -----------  ----------
  Reclassification of investment in joint ventures
    to investment in self-storage stores............   $  --        $  --       $   --       $       364  $   --
                                                      -----------  -----------  -----------  -----------  ----------
                                                      -----------  -----------  -----------  -----------  ----------

        The accompanying notes are an integral part of these statements.

                         STORAGE TRUST PROPERTIES, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

    Storage Trust Realty (the "Company") was formed as a Maryland real estate investment trust ("REIT") on July 12, 1994 and Storage Trust Properties, L.P. (the "Operating Partnership") was formed as a Delaware limited partnership on July 13, 1994 to continue the self-storage business of Burnam Holding Companies Co. ("BHC") and certain of its affiliates (collectively, the "Predecessor Company") in owning, operating and managing self-storage stores. The Company, the Operating Partnership and its subsidiaries commenced operations effective with the completion of the Company's initial public offering (the "IPO") on November 16, 1994. As of March 31,1998, the Operating Partnership owned 213 self-storage stores in 16 states and was a partner in two joint ventures that owned two operating self-storage stores. As of December 31, 1997, the Operating Partnership owned 187 self-storage stores in 16 states and was a partner in two joint ventures that owned two operating self-storage stores.

    Substantially all of the Company's assets and interests in self-storage stores are held by, and all of its operations are conducted through the Operating Partnership. The Company is the sole general partner of, and thereby controls the operations of, the Operating Partnership, holding an ownership interest therein as follows:

March 31, 1998.......................................................      92.99%
December 31, 1997....................................................      94.74%
December 31, 1996....................................................      93.61%
December 31, 1995....................................................      94.87%

The remaining ownership interests in the Operating Partnership (the "Units") are held by certain owners of the Predecessor Company, including BHC (collectively "Original Investors") and certain former owners of assets acquired by the Operating Partnership subsequent to the IPO.

    The ownership of 20 stores as of December 31, 1997 and 33 stores as of March 31, 1998 was held through six subsidiary partnerships (the "Subsidiary Partnerships"). The Operating Partnership holds a 99% limited partnership interest in the Subsidiary Partnerships and the Company (through a qualified REIT subsidiary) holds a 1% general partnership interest. All other stores are 100% owned by the Operating Partnership.

    Storage Realty Management Co. (the "Subsidiary Company") manages self-storage stores owned by unrelated third parties and conducts other business, such as the sale of locks and packaging supplies, the processing of customer property insurance and the rental of trucks, at various stores. Through its ownership of the preferred stock of the Subsidiary Company, the Operating Partnership receives substantially all of the economic benefit of the businesses carried on by the Subsidiary Company.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include, subsequent to the IPO, the Operating Partnership, the Subsidiary Partnerships and the Subsidiary Company.

    The consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 and the related footnotes are unaudited. These financial statements reflect all adjustments which, in the opinion of management, are necessary to fairly present results for the interim periods and all

                         STORAGE TRUST PROPERTIES, L.P.

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED) such adjustments are of a normal recurring nature. The results for the interim periods are not necessarily indicative of the results for a full fiscal year.

    On March 19, 1998, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue Number 97-11, "Accounting for Internal Costs Relating to Real Estate Property Acquisitions" ("EITF 97-11"). ETIF 97-11 states that internal pre-acquisition costs (E.G. costs of an internal acquisitions department) associated with the acquisition of a fully developed self-storage store should be expensed as incurred. Internal costs incurred for non-operating stores being developed or converted can be capitalized in specified circumstances. Prior to the issuance of EITF 97-11, the Operating Partnership capitalized certain costs, primarily payroll, directly related to the acquisition of operating self-storage stores. The Operating Partnership has adopted the accounting guidance from EITF 97-11 for the acquisition of operating self-storage stores for which contracts were entered into after the March 19, 1998 date of the consensus.

    All significant intercompany transactions have been eliminated in the consolidated presentations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT IN SELF-STORAGE STORES

    Investment in self-storage stores is recorded at cost. Depreciation is computed using straight-line and accelerated methods over estimated useful lives ranging from 5 to 40 years for buildings and improvements, and 3 to 10 years for furniture, fixtures and equipment. Expenditures for significant renovations and improvements, which improve and/or extend the useful lives of fixed assets, are capitalized. Maintenance and repairs are expensed as incurred. Certain costs, principally payroll, directly related to the acquisition or development of new self-storage stores are capitalized.

    The purchase contracts on certain stores acquired included "earnout provisions" that call for additional payments to the sellers (in cash or Units) upon the achievement of specified net operating income amounts. These amounts are recorded when the terms of the purchase contract are met.

LONG-LIVED ASSETS

    On January 1, 1996, the Operating Partnership adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of", which requires impairment losses to be recognized on longlived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for longlived assets that are expected to be disposed of. No impairment losses were recorded in 1997 or 1996.

REVENUE RECOGNITION

    Rental income is recorded when due from tenants under operating lease agreements.

FEDERAL INCOME TAXES

    No provision has been made for Federal income taxes in the accompanying consolidated financial statements because such taxes are the responsibility of the individual partners.

                         STORAGE TRUST PROPERTIES, L.P.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Operating Partnership considers all demand and money market accounts and repurchase agreements with a maturity of three months or less when purchased to be cash and cash equivalents.

NOTES RECEIVABLE

    Interest income is recorded as earned under the terms of the notes. Based on the substantial equity of the borrowers in these stores and the Operating Partnership's option (at a fair market rate) to purchase these stores, the amounts funded are treated as notes receivable.

DEFERRED FINANCING COSTS

    Fees and related expenses incurred in connection with financing transactions are capitalized at cost and are amortized on a straight-line basis over the life of the related financing, which approximates the interest method. The unamortized balance is expensed upon termination or prepayment of the financing.

HEDGING TRANSACTIONS

    The Operating Partnership enters into hedging transactions (the sale of Treasury securities) with the objective of reducing its exposure to changes in interest rates associated with anticipated debt offerings. The Operating Partnership follows Statement of Financial Standards No. 80, "Accounting for Futures Contracts," which permits hedge accounting for anticipatory transactions meeting certain criteria. Gains or losses, if any, on these transactions are deferred and amortized over the term of the related debt as an adjustment to interest expense. Changes in the fair value of the hedging transaction are not recognized in the financial statements. In the event that the anticipatory transaction is no longer likely to occur, the Operating Partnership would mark the derivative to market and would recognize any adjustment in the consolidated statement of operations. The Operating Partnership does not enter into transactions for trading or speculative purpose.

INVESTMENTS IN JOINT VENTURES

    Investments in joint ventures represent investments in self-storage stores in which the Operating Partnership does not have a controlling interest. The Operating Partnership exercises significant influence over the operating and financial policies of the joint ventures.

    The equity method of accounting has been applied in the accompanying consolidated financial statements with respect to the Operating Partnership's interests in joint ventures.

SHARE OPTIONS

    The Operating Partnership follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its unit options because, as discussed below, the alternative fair value accounting provided under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123") requires use of option valuation models that were not developed for use in valuing unit options. Under APB 25, because the exercise price of the Operating Partnership's unit options equaled the market price of the underlying common share (in which it is convertible into) at the grant date, no compensation expense is recognized.

                         STORAGE TRUST PROPERTIES, L.P.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET INCOME PER UNIT

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("FASB 128"), which the Operating Partnership elected to adopt on December 31, 1997. FASB 128 replaced the calculation of primary and fully diluted earning per Unit with basic and diluted earnings per Unit. Unlike primary earnings per Unit, basic earnings per Unit exclude any dilutive effects from options, warrants and convertible securities. Diluted earnings per Unit is very similar to the previous fully diluted earnings per Unit. All earnings per Unit amounts for all periods have been presented to conform to FASB 128 requirements.

CAPITALIZED INTEREST

    Interest is capitalized on accumulated expenditures relating to the development or conversion of qualifying stores. During the years ended December 31, 1997 and 1996, the Operating Partnership capitalized $20,000 and $100,000, respectively, of interest costs for qualifying stores. During the three months ended March 31, 1998, the Operating Partnership capitalized $65,000 (unaudited) of interest costs for qualifying stores.

MINORITY INTEREST

    The minority interest reflects the ownership interests of (a) the Company in the Subsidiary Partnerships and (b) the other shareholder of the Subsidiary Company. Amounts allocated to these interests are reflected as an expense in the statement of operations and increase the Operating Partnership's liability. Distributions to the Company and the other shareholder reduce this liability.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cash and cash equivalents are carried at amounts that approximate their fair value as of December 31, 1997 and 1996. The fair value of the Senior Notes at December 31, 1997 (which is the amount the Operating Partnership could receive from the issuance of new notes payable) is $102,840,000. The Operating Partnership's mortgages and notes payable are carried at amounts that approximate their fair value as of December 31, 1996. Fair values were estimated using discounted cash flow analysis, based on interest rates currently available to the Operating Partnership for the issuance of mortgages and notes payable with similar terms and remaining maturities.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                         STORAGE TRUST PROPERTIES, L.P.

3.  EARNINGS PER UNIT

    The following table sets forth the computation of basic and diluted earnings per unit (amounts in thousands, except for unit information):


                                               THREE MONTHS ENDED MARCH
                                                         31,                     YEAR ENDED DECEMBER 31,
                                              --------------------------  --------------------------------------
                                                  1998          1997          1997          1996         1995
                                              ------------  ------------  ------------  ------------  ----------
                                              (UNAUDITED)   (UNAUDITED)
Numerator:
  Net Income................................  $      6,154  $      4,959  $     22,041  $     17,327  $   10,344
  Effect of dilutive securities:
    Options on Units........................       --            --            --            --           --
                                              ------------  ------------  ------------  ------------  ----------
  Numerator for diluted earnings per
    unit--net income after assumed
    conversions.............................  $      6,154  $      4,959  $     22,041  $     17,327  $   10,344
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------

Denominator:
  Denominator for basic earnings per
    unit--weighted-average Units
    outstanding.............................    16,436,677    13,755,724    14,238,157    11,488,213   7,674,092
  Effect of dilutive securities:
    Options on Units........................       125,679       132,254       135,075        83,893      47,682
                                              ------------  ------------  ------------  ------------  ----------
  Dilutive potential Units..................       125,679       132,254       135,075        83,893      47,682
                                              ------------  ------------  ------------  ------------  ----------
  Denominator for diluted earnings for
    unit--adjusted weighted-average Units
    and assumed conversions.................    16,562,356    13,887,978    14,373,232    11,572,106   7,721,774
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------
Basic earnings per unit.....................  $       0.37  $       0.36  $       1.55  $       1.51  $     1.35
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------
Diluted earnings per unit...................  $       0.37  $       0.36  $       1,53  $       1.50  $     1.34
                                              ------------  ------------  ------------  ------------  ----------
                                              ------------  ------------  ------------  ------------  ----------

4.  INVESTMENT IN SELF-STORAGE STORES

    The following summarizes the Operating Partnership's investment in self-storage stores (amounts in thousands):

                                                                            DECEMBER 31,
                                                           MARCH 31,   ----------------------
                                                             1998         1997        1996
                                                          -----------  ----------  ----------
                                                          (UNAUDITED)
Land....................................................   $  95,030   $   77,620  $   60,578
Buildings...............................................     366,146      299,237     237,190
Developments and expansions in progress.................       5,680        3,107      --
Furniture, fixtures and equipment.......................      32,427       25,002      16,551
                                                          -----------  ----------  ----------
Total cost..............................................     499,283      404,966     314,319
Accumulated depreciation................................     (21,368)     (18,392)    (10,205)
                                                          -----------  ----------  ----------
Investment in self-storage stores, net..................   $ 477,915   $  386,574  $  304,114
                                                          -----------  ----------  ----------
                                                          -----------  ----------  ----------

                         STORAGE TRUST PROPERTIES, L.P.

5.  NOTES RECEIVABLE

    The Operating Partnership has two notes receivable on two stores (one operating and one under construction) in Houston, Texas. The total commitment under the two notes is $3,475,000. The amounts outstanding at December 31, 1997 and March 31, 1998 were $2,376,000 and $2,757,000 (unaudited) respectively, and bear interest at a rate of LIBOR plus 3.27% on the date of each draw (9.02% at December 31, 1997 and 9.00% (unaudited) at March 31, 1998). The note on the operating store matures on May 15, 1999 (18 months from last funding) and the note on the store under construction matures 30 months after commencing operations. The Operating Partnership has an option to purchase each store during the term of each loan at an amount based upon the net operating income of the store and a capitalization rate of 11%. The loans are collateralized by a first mortgage on each store and the borrowers' pledge of 32,238 Units.

6.  INVESTMENTS IN JOINT VENTURES

    Investments in joint ventures represent the Operating Partnership's minority interest in several self-storage stores as follows:

                                                                                           DECEMBER 31,
                                                                       MARCH 31,     ------------------------
                                                                         1998           1997         1996
                                                                    ---------------     -----        -----
                                                                      (UNAUDITED)
New Orleans, Louisiana............................................            15%            15%          15%
Kansas City, Missouri.............................................            25%            25%          25%

    At December 31, 1997 and March 31, 1998, the Operating Partnership has joint and several liability, but does not guarantee, the $3,908,000 and $3,889,000 (unaudited), respectively, indebtedness of the joint venture in New Orleans, Louisiana. In 1996, the Operating Partnership acquired a 25% interest in a joint venture that is operating a self-storage store in Kansas City, Missouri that was constructed in 1997. The Operating Partnership has guaranteed 25% of the joint venture's construction loan, which is for a total of $2,046,000. The balances outstanding under this construction loan as of December 31, 1997 and March 31, 1998 were $1,900,000 and $1,888,000 (unaudited), respectively.

                         STORAGE TRUST PROPERTIES, L.P.

7.  MORTGAGES AND NOTES PAYABLE

    Mortgages and notes payable consist of the following (column amounts in thousands):

                                                                                                 DECEMBER 31,
                                                                                 MARCH 31,   ---------------------
                                                                                   1998         1997       1996
                                                                                -----------  ----------  ---------
                                                                                (UNAUDITED)
Revolving line of credit:
Unsecured revolving line of credit with an aggregate borrowing limit of $100 million, bearing interest at LIBOR plus 1.375% per annum at December 31,
  1997 and LIBOR PLUS 1.625% per annum (7.267%) at December 31, 1996, interest only payable monthly and a fee on the unused portion of .25% per annum.
  Expired on January 25, 1998.................................................               $   --      $  60,673
                                                                                             ----------  ---------
                                                                                             ----------  ---------
Unsecured revolving line of credit with an aggregate borrowing limit of $150 million, bearing interest at LIBOR plus 1.20% per annum at March 31, 1998
  (6.8875%), interest only payable monthly and a fee on the unused portion of
  .15% per annum. Expiration on January 25, 2001..............................   $  78,420
                                                                                -----------
                                                                                -----------

    The Company has guaranteed the revolving line of credit.

    The weighted-average interest rate under the revolving line of credit during the years ended December 31, 1997 and 1996 was 6.96% and 7.22%, respectively.

                                                                                                 DECEMBER 31,
                                                                                 MARCH 31,   ---------------------
                                                                                   1998         1997       1996
                                                                                -----------  ----------  ---------
                                                                                (UNAUDITED)
Senior Notes:
Series A, unsecured, bearing interest at a fixed rate of 7.47% per annum, interest payable semi-annually on January 15 and July 15, principal payments of $14,700,000 due on January 15, 2002 and 2003, with the remaining
  principal due January 15, 2004..............................................   $  44,000   $   44,000  $  --
Series B, unsecured, bearing interest at a fixed rate of 7.66% per annum, interest payable semi-annually on January 15 and July 15, principal payments of $11,200,000 due on January 15, 2003, 2004, 2005 and 2006, with the
  remaining principal due January 15, 2007....................................      56,000       56,000
                                                                                -----------  ----------  ---------
Total.........................................................................   $ 100,000   $  100,000  $  --
                                                                                -----------  ----------  ---------
                                                                                -----------  ----------  ---------

    The Company has guaranteed the Senior Notes.

    In anticipation of the Senior Notes offering, the Operating Partnership entered into a hedging transaction (the sale of Treasury securities) with the objective of reducing its exposure to changes in interest rates. The hedge was closed upon receiving the commitments from the institutional investors in December 1996. The Operating Partnership realized net proceeds of $645,000 from this transaction. This hedging gain is being amortized against interest expense over the weighted-average term of the Senior Notes. The balance of the hedging gain, which is included in accrued liabilities, at March 31, 1998, December 31, 1997 and 1996 was $530,000 (unaudited), $553,000 and $645,000, respectively.

                         STORAGE TRUST PROPERTIES, L.P.

7.  MORTGAGES AND NOTES PAYABLE (CONTINUED)

                                                                                                        DECEMBER 31,
                                                                                       MARCH 31,    --------------------
                                                                                         1998         1997       1996
                                                                                     -------------  ---------  ---------
                                                                                      (UNAUDITED)
Other:
Mortgage loan secured by one self storage store, bearing interest at 7.5% per annum, principal and interest of $16,000 payable monthly. Repaid on January 17,
  1997.............................................................................    $  --        $  --      $   1,582

Mortgage loan secured by one self-storage store, bearing interest at 5.0% per
  annum, monthly interest payments due. Repaid at maturity on January 31, 1997.....       --           --          1,000
                                                                                           -----    ---------  ---------
                                                                                       $  --        $  --      $   2,582
                                                                                           -----    ---------  ---------
                                                                                           -----    ---------  ---------

Scheduled Maturities:

    The scheduled maturities of mortgages and notes payable subsequent to December 31, 1997 are as follows (amounts in thousands):

                                                                            REVOLVING
                                                                 LINE OF      SENIOR
YEAR ENDING DECEMBER 31,                                         CREDIT       NOTES       TOTAL
-------------------------------------------------------------  -----------  ----------  ----------
1998.........................................................   $  --       $   --      $   --
1999 to 2001.................................................      --           --          --
2002.........................................................      --           14,700      14,700
2003.........................................................      --           25,900      25,900
2004.........................................................      --           25,800      25,800
2005.........................................................      --           11,200      11,200
2006.........................................................      --           11,200      11,200
2007.........................................................      --           11,200      11,200
                                                                    -----   ----------  ----------
Totals                                                          $  --       $  100,000  $  100,000
                                                                    -----   ----------  ----------
                                                                    -----   ----------  ----------

8.  SHARE OPTION PLAN

    A share option plan was adopted by the Company in November 1994 and amended in May 1996 and May 1997. The amount of authorized Common Shares reserved for issuance under the amended plan is 10% of total Common Shares and Units outstanding, which was 1,375,407 for 1997 and will be 1,630,381 for 1998. The options are exercisable at a price not less than the fair market value on the date of grant. The options expire at the earlier of (a) 10 years from the date of grant, (b) 12 months after termination of employment due to death or disability or (c) three months after termination for any other reason. The Company has granted options on Units of the Operating Partnership (which are convertible to Common Shares) to key officers and employees, which vest ratably over five years.

    Pro forma information regarding net income and earnings per unit is required by FASB 123, and has been determined as if the Operating Partnership had accounted for its unit options under the fair value

                         STORAGE TRUST PROPERTIES, L.P.

8.  SHARE OPTION PLAN (CONTINUED)
method of FASB 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighed-average assumptions:

                                                                    1997         1996         1995
                                                                 -----------  -----------  -----------
Risk-free interest rates.......................................        6.42%        6.79%        7.55%
Estimated distribution yields..................................        6.81%        7.50%        8.00%
Volatility factors of the expected market price of the
  Operating Partnership's Units................................       17.0 %       17.7 %       10.5 %
Expected life of the options...................................    7 years      7 years      7 years

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, such as the expected unit price volatility and the expected distribution yield. Because the Operating Partnership's unit options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to compensation expense over the vesting period of the options. The Operating Partnership's pro forma information is as follows (amounts in thousands, except for unit information):

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Historic net income..........................................  $  22,041  $  17,327  $  10,344
Pro forma compensation expense...............................       (379)       (62)       (52)
                                                               ---------  ---------  ---------
Pro forma net income.........................................  $  21,662  $  17,265  $  10,292
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Pro forma net income per unit:
  Basic......................................................  $    1.52  $    1.50  $    1.34
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
  Diluted....................................................  $    1.51  $    1.49  $    1.33
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    A summary of the Operating Partnership's option activity and related information is as follows:

                                                                  1997                            1996
                                                      -----------------------------  ------------------------------
                                                      NUMBER OF   WEIGHTED-AVERAGE    NUMBER OF   WEIGHTED-AVERAGE
                                                       OPTIONS     EXERCISE PRICE      OPTIONS     EXERCISE PRICE
                                                      ----------  -----------------  -----------  -----------------
Outstanding at beginning of year....................     385,400      $   18.10         372,100       $   17.78
Granted.............................................     802,350      $   25.54          26,500       $   21.45
Exercised...........................................      (7,440)     $   18.31            (600)      $   17.50
Forfeited...........................................     (22,660)     $   22.01         (12,600)      $   18.21
                                                      ----------         ------      -----------         ------
Outstanding at end of year..........................   1,157,650      $   22.92         385,400       $   18.10
                                                      ----------         ------      -----------         ------
                                                      ----------         ------      -----------         ------
Exercisable at end of year..........................     207,378                        140,718
                                                      ----------                     -----------
                                                      ----------                     -----------
Weighted-average fair value of options granted
  during the year...................................  $     2.41                      $    1.89
                                                      ----------                     -----------
                                                      ----------                     -----------

                         STORAGE TRUST PROPERTIES, L.P.

8.  SHARE OPTION PLAN (CONTINUED)
    Exercise prices for options outstanding as of December 31, 1997 ranged from $17.50 to $26.1875 per unit. The weighted-average remaining contractual life of those options is 8.6 years.

9.  RETIREMENT SAVINGS PLAN

    In 1995, the Operating Partnership adopted a retirement savings plan (the "Plan") for its full-time employees. The Plan is a qualified plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participants in the Plan may elect to contribute a portion of their earnings to the Plan and the Operating Partnership is obligated to make a matching contribution for the employee equal to 50% of the participant's contribution to the Plan, up to 2% of the participant's compensation. The Operating Partnership's matching contribution to the Plan was $22,000 in 1997, $14,000 in 1996 and $1,000 in 1995.

10.  SUBSEQUENT EVENTS

    On January 12, 1998, the Operating Partnership acquired a self-storage store containing 39,000 net rentable square feet in Monassas, VA. The purchase price of $2,210,000 was funded from the proceeds received from the Company from the direct sale of Common Shares in November 1997.

    The Operating Partnership entered into a new revolving line of credit that commenced on January 25, 1998 and will expire on January 25, 2001. The total commitment on the new revolving line of credit is $150 million and will bear interest at a floating rate of LIBOR plus 1.20%

    On January 30, 1998, the Operating Partnership acquired three self-storage stores containing 133,000 net rentable square feet in the Miami Beach, FL area. The combined purchase price of $15,187,000 was funded through the assumption of existing indebtedness of $10,193,000 (paid off immediately after closing) and the issuance of 191,350 Units valued at $4,994,000.

    On February 9, 1998, the Operating Partnership acquired nine self-storage stores containing 615,000 net rentable square feet in the Atlanta, GA area. The combined purchase price of $32,780,000 was funded from borrowings on the Operating Partnership's revolving line of credit.

                         STORAGE TRUST PROPERTIES, L.P.

11.  ACQUISITIONS AND PRO FORMA INFORMATION (UNAUDITED)

    During the year ended December 31, 1997, the Operating Partnership acquired 38 stores containing 2,070,000 net rentable square feet at a combined purchase price of $105,600,000. The consideration included cash and the exchange of 16 stores containing 690,000 net rentable square feet valued at $23,700,000.

    The following presents the unaudited consolidated results of operations of the Operating Partnership for the year ended December 31, 1997 on a pro forma basis as if (a) these acquisitions and exchanges had been completed on January 1, 1997, (b) the funding of $100 million of Senior Notes had been completed on January 1, 1997 and (b) the offering of Common Shares by the Company in October and November 1997 occurred on January 1, 1997 (amounts in thousands, except for unit information).

REVENUES:
  Rental income...................................  $      62,509
  Management income...............................            236
  Equity in earnings of joint ventures............             93
  Other income....................................          1,724
                                                    -------------
    Total revenues................................         64,562
                                                    -------------
EXPENSES:
  Property operations.............................         13,437
  Real estate taxes...............................          5,890
  General and administrative......................          2,694
  Interest........................................          6,923
  Depreciation....................................         10,379
  Amortization....................................            633
                                                    -------------
    Total expenses................................         39,956
                                                    -------------
  Net income before minority interest.............         24,606
  Minority interest...............................            (87)
                                                    -------------
  Net income......................................  $      24,519
                                                    -------------
                                                    -------------
  Net income per unit:
    Basic.........................................  $        1.50
                                                    -------------
                                                    -------------
    Diluted.......................................  $        1.49
                                                    -------------
                                                    -------------
  Weighted-average number of units outstanding
    during the period.............................     16,295,308
                                                    -------------
                                                    -------------

    The pro forma information is not necessarily indicative of what actual results of operations of the Operating Partnership would have been assuming such transactions had been completed as of January 1, 1997 nor does it purport to represent the results of operations for future periods.

                         STORAGE TRUST PROPERTIES, L.P.

12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized unaudited financial data for the Operating Partnership by quarter for the years ended December 31, 1997 and 1996 is as follows (amounts in thousands, except for unit information):

                                                               FIRST     SECOND      THIRD     FOURTH
                                                              QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                                             ---------  ---------  ---------  ---------  ---------
1997:
Revenues...................................................  $  13,178  $  14,670  $  15,964  $  15,894  $  59,706
Expenses...................................................      8,217      9,189     10,490      9,682     37,578
                                                             ---------  ---------  ---------  ---------  ---------
Net income before minority interest........................      4,961      5,481      5,474      6,212      2,128
Minority interest..........................................         (2)        (4)        (6)       (75)       (87)
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $   4,959  $   5,477  $   5,468  $   6,137  $  22,041
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net income per unit:
  Basic....................................................  $    0.36  $    0.40  $    0.40  $    0.39  $    1.55
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
  Diluted..................................................  $    0.36  $    0.39  $    0.39  $    0.39  $    1.53
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
1996:
Revenues...................................................  $   7,979  $  10,167  $  12,303  $  12,978  $  43,427
Expenses...................................................      4,814      6,867      6,835      7,578     26,094
                                                             ---------  ---------  ---------  ---------  ---------
Net income before minority interest........................      3,165      3,300      5,468      5,400     17,333
Minority interest..........................................     --         --             (6)    --             (6)
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $   3,165  $   3,300  $   5,462  $   5,400  $  17,327
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net income per unit:
  Basic....................................................  $    0.34  $    0.35  $    0.40  $    0.39  $    1.51
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
  Diluted..................................................  $    0.34  $    0.35  $    0.40  $    0.38  $    1.50
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                         STORAGE TRUST PROPERTIES, L.P.

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                            AS OF DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)

                                                             INITIAL COST TO    COST CAPITALIZED
                                                                                  SUBSEQUENT TO
                                                                 COMPANY           ACQUISITION
                                                             ----------------   -----------------
                                                                   BUILDINGS           BUILDINGS
               DESCRIPTION(A)                 ENCUMBRANCES   LAND  & FIXTURES   LAND   & FIXTURES
--------------------------------------------  ------------   ----  ----------   -----  ----------
3008 West Division          Arlington, TX                    $150    $  945     $--      $   26
3006 West Division          Arlington, TX                    163        741      --          32
2080 Briarcliff Road        Atlanta, GA                      465      2,303      --         113
Peach Orchard Road          Augusta, GA                      367      1,531      --          42
Old Petersburg Road         Augusta, GA                       71      1,050      --          67
Phillips Court              Carol Stream, IL                 345      1,409      --          77
West Trinity Mills          Carrollton, TX                   320      1,642      --          17
Sam Rittenburg Blvd.        Charleston, SC                   200        929      --          15
5715 Dorchester Road        Charleston, SC                    58        820      --          76
6654 Dorchester Road        Charleston, SC                   175        676      --          25
2840 Ashley Phosphate Road  Charleston, SC                    37        572      --          63
2560 Ashley Phosphate Road  Charleston, SC                   113        539      --          24
North Tyron                 Charlotte, NC                    119      1,797      --         120
East W.T. Harris Blvd.      Charlotte, NC                    320      1,099      --          33
South Blvd.                 Charlotte, NC                    275      1,075      --          19
North Broadway              Chicago, IL                       60        610      --         146
West Jarvis                 Chicago, IL                       40        419      --          82
Rangeline Street            Columbia, MO                     205      2,840       (30)      377
Home and Regional Offices   Columbia, MO                      33        252      --       1,114
Paris Road                  Columbia, MO                     175        981      --          30
Rosewood Drive              Columbia, SC                     245      1,227      --          45
Decker Park Road            Columbia, SC                     205        970      --          50
2832 Broad River Road       Columbia, SC                     213        946      --          27
Buckner Road                Columbia, SC                     211        883      --          85
North Decatur Road          Decatur, GA                      325      1,304      --          93
South Cedar Ridge           Duncanville, TX                  173        910      --          30
North Duke Street           Durham, NC                       300      1,228      --          18
New Halls Ferry             Florissant, MO                   390      1,551      --          86
Twilight Trial              Frankfort, KY                     64        929      --          99


                               GROSS CARRYING AMOUNT AT DECEMBER 31, 1997       MONTH/YEAR      BUILDING
                            ------------------------------------------------     ACQUIRED     DEPRECIATION
                                  BUILDINGS                    ACCUMULATED      BY STORAGE      TERM IN
               DESCRIPTION  LAND  & FIXTURES   TOTAL(B)(D)   DEPRECIATION(C)   TRUST REALTY     YEARS(E)
--------------------------  ----  ----------   -----------   ---------------   ------------   ------------
3008 West Division          $150    $  971       $1,121           $ 79           11/1994           40
3006 West Division          163        773          936             74           11/1994           40
2080 Briarcliff Road        465      2,416        2,881            195           11/1994           40
Peach Orchard Road          367      1,573        1,940            183           11/1994           40
Old Petersburg Road          71      1,117        1,188             90           11/1994           40
Phillips Court              345      1,486        1,831            113           12/1994           40
West Trinity Mills          320      1,659        1,979            135           11/1994           40
Sam Rittenburg Blvd.        200        944        1,144             79           11/1994           40
5715 Dorchester Road         58        896          954             72           11/1994           40
6654 Dorchester Road        175        701          876             61           11/1994           40
2840 Ashley Phosphate Road   37        635          672             52           11/1994           40
2560 Ashley Phosphate Road  113        563          676             49           11/1994           40
North Tyron                 119      1,917        2,036            154           11/1994           40
East W.T. Harris Blvd.      320      1,132        1,452             96           11/1994           40
South Blvd.                 275      1,094        1,369             93           11/1994           40
North Broadway               60        756          816             65           11/1994           40
West Jarvis                  40        501          541             38           11/1994           40
Rangeline Street            175      3,217        3,392            257           11/1994           40
Home and Regional Offices    33      1,366        1,399            238           11/1994           40
Paris Road                  175      1,011        1,186             85           11/1994           40
Rosewood Drive              245      1,272        1,517            104           11/1994           40
Decker Park Road            205      1,020        1,225             86           11/1994           40
2832 Broad River Road       213        973        1,186             82           11/1994           40
Buckner Road                211        968        1,179             75           11/1994           40
North Decatur Road          325      1,397        1,722            109           11/1994           40
South Cedar Ridge           173        940        1,113             80           11/1994           40
North Duke Street           300      1,246        1,546            102           11/1994           40
New Halls Ferry             390      1,637        2,027            131           12/1994           40
Twilight Trial               64      1,028        1,092             84           11/1994           40

                         STORAGE TRUST PROPERTIES, L.P.

                            AS OF DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)

                                                               INITIAL COST TO    COST CAPITALIZED
                                                                                    SUBSEQUENT TO
                                                                   COMPANY           ACQUISITION
                                                               ----------------   -----------------
                                                                     BUILDINGS           BUILDINGS
                DESCRIPTION(A)                  ENCUMBRANCES   LAND  & FIXTURES   LAND   & FIXTURES
----------------------------------------------  ------------   ----  ----------   -----  ----------
O'Henry Blvd.               Greensboro, NC                     $64     $  978     $--      $   95
Whitehorse Road             Greenville, SC                     310      1,269      --          38
Wood Lake Road              Greenville, SC                     171        686      --          19
West Lake Street            Hanover Park, IL                   493      2,015      --          59
Office Park Road            Hilton Head, SC          (f)       482      1,965      --          25
Highway 153                 Hixson, TN                         270      1,084      --          48
Gadd Road                   Hixson, TN                         170        960      --          90
Wallisville Road            Houston, TX                        313      1,550      --          25
Fondren                     Houston, TX                        240      1,096      --          10
Phillips Highway            Jacksonville, FL                   335      1,465      --          89
St. Mary's Blvd.            Jefferson City, MO                  60        892      --          83
Tara Boulevard              Jonesboro, GA                      320      1,361      --         131
Oregon Street               Kannapolis, NC                     353      1,416      --          15
Bolen Road                  Kennedale, TX                      175        951      --          16
Third Street, Stock Island  Key West, FL                       320      1,280      --         319
Myatt Drive                 Madison, TN                        233        936      --          17
North Main Street           Mauldin, SC                        212        881      --          28
Hillcrest Road              Mobile, AL                         153        699      --          99
Lafayette Street            Nashville, TN                      270      1,122      --          65
Metroplex Drive             Nashville, TN                      267      1,445      --          21
Park Avenue                 Orange Park, FL                    310      1,320      --          46
Brent Lane                  Pensacola, FL                      127        613      --          32
Creighton Blvd.             Pensacola, FL                       65        994      --         183
Maitland                    Raleigh, NC                        275      1,368      --          29
Harding Road                Red Bank, TN                       157        935      --          12


                               GROSS CARRYING AMOUNT AT DECEMBER 31, 1997       MONTH/YEAR      BUILDING
                            ------------------------------------------------     ACQUIRED     DEPRECIATION
                                  BUILDINGS                    ACCUMULATED      BY STORAGE      TERM IN
                DESCRIPTIO  LAND  & FIXTURES   TOTAL(B)(D)   DEPRECIATION(C)   TRUST REALTY     YEARS(E)
--------------------------  ----  ----------   -----------   ---------------   ------------   ------------
O'Henry Blvd.               $64     $1,073       $1,137           $ 89           11/1994           40
Whitehorse Road             310      1,307        1,617            131           11/1994           40
Wood Lake Road              171        705          876             56           11/1994           40
West Lake Street            493      2,074        2,567            163           11/1994           40
Office Park Road            482      1,990        2,472            191           11/1994           40
Highway 153                 270      1,132        1,402             89           11/1994           40
Gadd Road                   170      1,050        1,220             82           11/1994           40
Wallisville Road            313      1,575        1,888            130           11/1994           40
Fondren                     240      1,106        1,346             92           11/1994           40
Phillips Highway            335      1,554        1,889            248           11/1994           40
St. Mary's Blvd.             60        975        1,035             79           11/1994           40
Tara Boulevard              320      1,492        1,812            203           11/1994           40
Oregon Street               353      1,431        1,784            112           11/1994           40
Bolen Road                  175        967        1,142             81           11/1994           40
Third Street, Stock Island  320      1,599        1,919            185           11/1994           40
Myatt Drive                 233        953        1,186             81           11/1994           40
North Main Street           212        909        1,121            111           11/1994           40
Hillcrest Road              153        798          951            146           11/1994           40
Lafayette Street            270      1,187        1,457            126           11/1994           40
Metroplex Drive             267      1,466        1,733            123           11/1994           40
Park Avenue                 310      1,366        1,676            185           11/1994           40
Brent Lane                  127        645          772            153           11/1994           40
Creighton Blvd.              65      1,177        1,242             87           11/1994           40
Maitland                    275      1,397        1,672            117           11/1994           40
Harding Road                157        947        1,104             82           11/1994           40

                         STORAGE TRUST PROPERTIES, L.P.

                            AS OF DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)

                                                               INITIAL COST TO     COST CAPITALIZED
                                                                                     SUBSEQUENT TO
                                                                   COMPANY            ACQUISITION
                                                             -------------------   -----------------
                                                                      BUILDINGS           BUILDINGS
               DESCRIPTION(A)                 ENCUMBRANCES    LAND    & FIXTURES   LAND   & FIXTURES
--------------------------------------------  ------------   -------  ----------   -----  ----------
Grand View Drive        Simpsonville, SC                     $   157   $    641    $  87   $   439
Florida Street          Springfield, MO                           97        637     --          20
2956 North Lindbergh    St. Louis, MO                            554      2,269     --         112
1550 North Lindbergh    St. Louis, MO                            339      1,362     --          75
Alt. Highway 19 South   Tarpon Springs, FL                       448      1,092     --         589
Wade Hampton Blvd.      Taylors, SC                              190        917     --          21
Airport Blvd.           West Columbia, SC                        145        847     --          21
Orchard Drive           West Columbia, SC                         42        643     --         100
Inwood Road             Addison, TX                              650      2,603      -          91
Spring Street           Atlanta, GA                              379      1,526     --       1,235
U.S. Highway 1          Big Coppitt, FL                          230        930     --          16
Atlanta Highway         Bogart, GA                               278      1,110     --          45
Van Teylingen Drive     Colorado Springs, CO                     580      2,316     --          40
North Powers            Colorado Springs, CO                     680      2,722     --          40
Parkmoor Village Drive  Colorado Springs, CO                     415      1,661     --         161
Providence Road         Columbia, MO                             220        891     --          22
I-70 Drive SE           Columbia, MO                             150        662     --          38
Plumbers Road           Columbia, SC                             140        315     --          43
McElroy Road            Doraville, GA                            395      1,584     --         100
Westmoreland Plaza      Douglasville, GA                         260      1,052     --          91
Highway 5               Douglasville, GA                         283      1,136     --         159
Dura Lee Lane           Douglasville, GA                         251      1,008     --         105
Spaceway                Duncanville, TX                          200        809     --          69
South Cedar Ridge       Duncanville, TX                          220        887     --           7
Jonesboro Road          Forest Park, GA                          321      1,286     --          41
College Avenue          Fort Collins, CO                         415      1,667     --          66
York Road               Gastonia, NC                             200        802     --          32
Yacht Cove Drive        Hilton Head, SC                          868      3,477     --          83
6222 S.W. Freeway       Houston, TX                              600      2,884     --         468
South Main              Houston, TX                              737      2,951     --          46
Mangum Road             Houston, TX                              420      1,684     --          59
Hayes Road              Houston, TX                              409      1,641     --          87


                            GROSS CARRYING AMOUNT AT DECEMBER 31, 1997         MONTH/YEAR      BUILDING
                        ---------------------------------------------------     ACQUIRED     DEPRECIATION
                                 BUILDINGS                    ACCUMULATED      BY STORAGE      TERM IN
               DESCRIP   LAND    & FIXTURES   TOTAL(B)(D)   DEPRECIATION(C)   TRUST REALTY     YEARS(E)
----------------------  -------  ----------   -----------   ---------------   ------------   ------------
Grand View Drive        $   244   $  1,080     $  1,324         $    67         11/1994           40
Florida Street               97        657          754              56         11/1994           40
2956 North Lindbergh        554      2,381        2,935             243         11/1994           40
1550 North Lindbergh        339      1,437        1,776             120         11/1994           40
Alt. Highway 19 South       448      1,681        2,129             109         12/1994           40
Wade Hampton Blvd.          190        938        1,128              79         11/1994           40
Airport Blvd.               145        868        1,013              75         11/1994           40
Orchard Drive                42        743          785              61         11/1994           40
Inwood Road                 650      2,694        3,344             215          6/1995           40
Spring Street               379      2,761        3,140             230          7/1995           40
U.S. Highway 1              230        946        1,176              73          9/1995           40
Atlanta Highway             278      1,155        1,433              83         11/1995           40
Van Teylingen Drive         580      2,356        2,936             192          6/1995           40
North Powers                680      2,762        3,442             188          9/1995           40
Parkmoor Village Drive      415      1,822        2,237             141          6/1995           40
Providence Road             220        913        1,133              75          3/1995           40
I-70 Drive SE               150        700          850              59          3/1995           40
Plumbers Road               140        358          498              28          3/1995           40
McElroy Road                395      1,684        2,079             129          4/1995           40
Westmoreland Plaza          260      1,143        1,403              95          4/1995           40
Highway 5                   283      1,295        1,578              94         10/1995           40
Dura Lee Lane               251      1,113        1,364              84         10/1995           40
Spaceway                    200        878        1,078              78          6/1995           40
South Cedar Ridge           220        894        1,114              71          7/1995           40
Jonesboro Road              321      1,327        1,648              98         10/1995           40
College Avenue              415      1,733        2,148             142          3/1995           40
York Road                   200        834        1,034              60         12/1995           40
Yacht Cove Drive            868      3,560        4,428             259         10/1995           40
6222 S.W. Freeway           600      3,352        3,952             258          6/1995           40
South Main                  737      2,997        3,734             209         12/1995           40
Mangum Road                 420      1,743        2,163             122         12/1995           40
Hayes Road                  409      1,728        2,137             126         11/1995           40

                         STORAGE TRUST PROPERTIES, L.P.

                            AS OF DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)

                                                          INITIAL COST TO     COST CAPITALIZED
                                                                                SUBSEQUENT TO
                                                              COMPANY            ACQUISITION
                                                        -------------------   -----------------
                                                                 BUILDINGS           BUILDINGS
            DESCRIPTION(A)               ENCUMBRANCES    LAND    & FIXTURES   LAND   & FIXTURES
---------------------------------------  ------------   -------  ----------   -----  ----------
Addicks Satsuma        Houston, TX                      $   248   $  1,000    $--     $   102
Bingle Road            Houston, TX                          321      1,286     --          41
South Highway M291     Independence, MO                     352      1,460     --          65
Roosevelt Blvd.        Jacksonville, FL                     305      1,225     --          70
East 67th Terrace      Kansas City, MO                      404      1,680      101       487
James A. Reed Road     Kansas City, MO                      323      1,343     --          61
Church Street          Lake Charles, LA                     215        869     --          40
Haskell Avenue         Lawrence, KS                         379      1,574     --          67
Wedgewood Avenue       Longmont, CO                         300      1,709     --          27
Whitlock Place         Marietta, GA                         483      1,931     --         114
N.W. 14th Street       Miami, FL                            703      3,090     --          64
North Columbia Street  Milledgeville,                       325      1,303     --          46
                       GA
Moffat Road            Mobile, AL                           300      1,199     --          64
Azalea Road            Mobile, AL                           210        839     --          65
Welshwood Drive        Nashville, TN                        601      2,407     --          63
McLeod Road            Orlando, FL                          234        936     --          53
Orange Blossom Trial   Orlando, FL                          482      1,939     --         147
Chesnee Highway        Spartanburg, SC                      283      1,136     --         133
Third Street           St. Louis, MO                        670      2,770     --          65
Third Street Annex     St. Louis, MO                        256          9     --         154
                       St. Louis. MO                        320      1,315     --          26
World Parkway Center
                                                        -------  ----------   -----  ----------
  TOTAL 1994 AND 1995 ACQUISITIONS                       30,949    138,491      158    11,099
                                                        -------  ----------   -----  ----------


                           GROSS CARRYING AMOUNT AT DECEMBER 31, 1997         MONTH/YEAR      BUILDING
                       ---------------------------------------------------     ACQUIRED     DEPRECIATION
                                BUILDINGS                    ACCUMULATED      BY STORAGE      TERM IN
            DESCRIPTI   LAND    & FIXTURES   TOTAL(B)(D)   DEPRECIATION(C)   TRUST REALTY     YEARS(E)
---------------------  -------  ----------   -----------   ---------------   ------------   ------------
Addicks Satsuma        $   248   $  1,102     $  1,350         $    95          3/1995           40
Bingle Road                321      1,327        1,648              93         12/1995           40
South Highway M291         352      1,525        1,877             118          9/1995           40
Roosevelt Blvd.            305      1,295        1,600              95         10/1995           40
East 67th Terrace          505      2,167        2,672             153          9/1995           40
James A. Reed Road         323      1,404        1,727             108          9/1995           40
Church Street              215        909        1,124              83          3/1995           40
Haskell Avenue             379      1,641        2,020             122          9/1995           40
Wedgewood Avenue           300      1,736        2,036             150          3/1995           40
Whitlock Place             483      2,045        2,528             140         12/1995           40
N.W. 14th Street           703      3,154        3,857             236         10/1995           40
North Columbia Street      325      1,349        1,674             100         10/1995           40

Moffat Road                300      1,263        1,563              92         12/1995           40
Azalea Road                210        904        1,114              72          6/1995           40
Welshwood Drive            601      2,470        3,071             181         10/1995           40
McLeod Road                234        989        1,223              74         10/1995           40
Orange Blossom Trial       482      2,086        2,568             153          6/1995           40
Chesnee Highway            283      1,269        1,552             102         10/1995           40
Third Street               670      2,835        3,505             223          3/1995           40
Third Street Annex         256        163          419              19         10/1995           40
                           320      1,341        1,661             107          3/1995           40
World Parkway Center
                       -------  ----------   -----------       -------
  TOTAL 1994 AND 1995   31,107    149,590      180,697          12,627
                       -------  ----------   -----------       -------

                         STORAGE TRUST PROPERTIES, L.P.
       SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                   INITIAL COST TO     COST CAPITALIZED
                                                                                        SUBSEQUENT TO
                                                                       COMPANY           ACQUISITION
                                                                 -------------------   ----------------
                                                                          BUILDINGS          BUILDINGS
                 DESCRIPTION(A)                   ENCUMBRANCES    LAND    & FIXTURES   LAND  & FIXTURES
------------------------------------------------  ------------   -------  ----------   ----  ----------
1996 ACQUISITIONS

2064 Briarcliff Road        Atlanta, GA                          $   738   $ 2,223     $--     $   25
Semoran Blvd.               Casselberry, FL                          640     1,948     --          50
Western Branch Blvd.        Chesapeake, VA                           798     2,410     --          25
North Highland              Clearwater, FL                           368     1,472     --          84
Centennial Blvd.            Colorado Springs, CO                     670     2,748     --          23
River Drive                 Columbia, SC                             252     1,038     --       --
2719 Morse Road             Columbus, OH                             530     1,598     --          32
North Washington Street     Denver, CO                               431     1,731     --          20
South Clinton Street        Denver, CO                 (g)           260     1,065     --          30
Kangaroo Drive              Durham, NC                               638     1,925     --          29
9291 West Florissant        Ferguson, MO                             302     1,206     --         580
North Highway 67            Florissant, MO                           441     1,737     --           6
Cleveland Avenue            Ft. Myers, FL                            563     1,715     --         104
East Buckingham Road        Garland, TX                              443     1,346     --          33
Jackson Drive               Garland, TX                              686     2,076     --          39
Pineknoll Road              Greenville, SC                           495     1,499     --          56
2510 FM 1960 West           Houston, TX                              325     1,305     --          42
Southside Blvd.             Jacksonville, FL                         750     3,030     --          65
Ft. Caroline Road           Jacksonville, FL                         835     2,537     --          45
State Avenue                Kansas City, KS                          211       841     --          72
47th Street                 Kansas City, MO                          223       904     --          69
Dominion Drive              Katy, TX                                 550     1,877     --         306
Long Avenue                 Lenexa, KS                               480     1,951     --          15
Winchester Road             Lexington, KY                            706     2,119     --          47
4324 Poplar Road            Louisville, KY                           454     1,369     --          36
4301 Poplar Road            Louisville, KY                           577     1,740     --          35
Breckenridge Lane           Louisville, KY                           521     1,571     --          27
Williams Avenue             Madison, TN                            1,154     4,633     --          87
Cobb Parkway                Marietta, GA                             800     2,409     --          51


                                                                                  MONTH/YEAR
                                GROSS CARRYING AMOUNT AT DECEMBER 31, 1997         ACQUIRED      BUILDING
                            ---------------------------------------------------   BY STORAGE   DEPRECIATION
                                     BUILDINGS                    ACCUMULATED       TRUST         TERM IN
                 DESCRIPTI   LAND    & FIXTURES   TOTAL(B)(D)   DEPRECIATION(C)     REALTY       YEARS(E)
--------------------------  -------  ----------   -----------   ---------------   ----------   -------------
1996 ACQUISITIONS
2064 Briarcliff Road        $   738   $ 2,248      $  2,986         $  111          5/1996          40
Semoran Blvd.                   640     1,998         2,638             99          5/1996          40
Western Branch Blvd.            798     2,435         3,233            120          5/1996          40
North Highland                  368     1,556         1,924             78          4/1996          40
Centennial Blvd.                670     2,771         3,441            120          9/1996          40
River Drive                     252     1,038         1,290             55          4/1996          40
2719 Morse Road                 530     1,630         2,160             81          5/1996          40
North Washington Street         431     1,751         2,182             77          9/1996          40
South Clinton Street            260     1,095         1,355             31          9/1996          40
Kangaroo Drive                  638     1,954         2,592             97          5/1996          40
9291 West Florissant            302     1,786         2,088            160          4/1996          40
North Highway 67                441     1,743         2,184             92          4/1996          40
Cleveland Avenue                563     1,819         2,382             90          5/1996          40
East Buckingham Road            443     1,379         1,822             71          5/1996          40
Jackson Drive                   686     2,115         2,801            106          5/1996          40
Pineknoll Road                  495     1,555         2,050             82          5/1996          40
2510 FM 1960 West               325     1,347         1,672             53         11/1996          40
Southside Blvd.                 750     3,095         3,845            144          8/1996          40
Ft. Caroline Road               835     2,582         3,417            128          5/1996          40
State Avenue                    211       913         1,124             50          8/1996          40
47th Street                     223       973         1,196             53          2/1996          40
Dominion Drive                  550     2,183         2,733             73         12/1996          40
Long Avenue                     480     1,966         2,446             86          9/1996          40
Winchester Road                 706     2,166         2,872            109          5/1996          40
4324 Poplar Road                454     1,405         1,859             71          5/1996          40
4301 Poplar Road                577     1,775         2,352             90          5/1996          40
Breckenridge Lane               521     1,598         2,119             81          5/1996          40
Williams Avenue               1,154     4,720         5,874            211          9/1996          40
Cobb Parkway                    800     2,460         3,260            122          5/1996          40

                         STORAGE TRUST PROPERTIES, L.P.

                            AS OF DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)

                                                                                       COST CAPITALIZED
                                                                   INITIAL COST TO
                                                                                        SUBSEQUENT TO
                                                                       COMPANY           ACQUISITION
                                                                 -------------------   ----------------
                                                                          BUILDINGS          BUILDINGS
                 DESCRIPTION(A)                   ENCUMBRANCES    LAND    & FIXTURES   LAND  & FIXTURES
------------------------------------------------  ------------   -------  ----------   ----  ----------
West Dean Road              Milwaukee, WI                        $   830   $ 2,490     $--     $  113
Foxridge Lane               Mission, KS                              500     2,032     --          16
Grelot Road                 Mobile, AL                               378     1,519     --          43
McNally Drive               Nashville, TN                            621     2,494     --         169
South Semoran Blvd.         Orlando, FL                              272       832     --          43
Hemlock Avenue              Overland Park, KS                        560     2,275     --          21
Avenue K                    Plano, TX                              1,072     3,232     --         152
Woodson Road                Raytown, MO                              720     2,920     --          16
Alpharetta Highway          Roswell, GA                            1,678     5,051     --          40
Hedge Lane Terrace          Shawnee, KS                              340     1,385     --          17
North Vandeventer           St. Louis, MO                            186       745     --         340
Highway 19 North            Tarpon Springs, FL                       710     2,158     --          31
Foster Court                Waukesha, WI                             457     1,381     --         (55)
Roosevelt Road              Winfield, IL                           1,012     3,037     --          47
                                                                 -------  ----------   ----  ----------
  TOTAL 1996 ACQUISITIONS                                         25,177    85,571     --       3,026
                                                                 -------  ----------   ----  ----------

1997 ACQUISITIONS

Cane Ridge Road             Antioch, TN                          $   235   $   944     $--     $  107
South Orange Blossom Trail  Apopka, FL                               330     1,320     --         115
South Cooper Street         Arlington, TX                            442     1,836     --          21
Park Avenue                 Basalt, CO                 (h)           748     3,000     --          81
Marsh Lane                  Carrollton, TX                           997     3,990     --          28
Lee Highway                 Centreville, VA                        1,000     3,985     --          20
Ashley River Road           Charleston, SC                           852     3,343     --          27
Cermak Road                 Chicago, IL                              877     3,469     --          78
North Natchez Avenue        Chicago, IL                              713     2,795     --          41
Astrozon Court              Colorado Springs, CO                     546     1,388     --          29
3034 Broad River Road       Columbia, SC                             676     2,628     --          43
2719 Morse Road             Columbus, OH                             710     2,848     --          29


                                                                                  MONTH/YEAR
                                GROSS CARRYING AMOUNT AT DECEMBER 31, 1997         ACQUIRED      BUILDING
                            ---------------------------------------------------   BY STORAGE   DEPRECIATION
                                     BUILDINGS                    ACCUMULATED       TRUST         TERM IN
                 DESCRIPTI   LAND    & FIXTURES   TOTAL(B)(D)   DEPRECIATION(C)     REALTY       YEARS(E)
--------------------------  -------  ----------   -----------   ---------------   ----------   -------------
West Dean Road              $   830   $ 2,603      $  3,433         $  127          5/1996          40
Foxridge Lane                   500     2,048         2,548             90          9/1996          40
Grelot Road                     378     1,562         1,940             91          2/1996          40
McNally Drive                   621     2,663         3,284            121          9/1996          40
South Semoran Blvd.             272       875         1,147             47          5/1996          40
Hemlock Avenue                  560     2,296         2,856            101          9/1996          40
Avenue K                      1,072     3,384         4,456            172          5/1996          40
Woodson Road                    720     2,936         3,656            128          9/1996          40
Alpharetta Highway            1,678     5,091         6,769            248          5/1996          40
Hedge Lane Terrace              340     1,402         1,742             61          9/1996          40
North Vandeventer               186     1,085         1,271             50          4/1996          40
Highway 19 North                710     2,189         2,899            109          5/1996          40
Foster Court                    457     1,326         1,783             73          5/1996          40
Roosevelt Road                1,012     3,084         4,096            151          5/1996          40
                            -------  ----------   -----------       ------
  TOTAL 1996 ACQUISITIONS    25,177    88,596       113,773          4,309
                            -------  ----------   -----------       ------
1997 ACQUISITIONS
Cane Ridge Road             $   235   $ 1,051      $  1,286         $   25          3/1997          40
South Orange Blossom Trail      330     1,435         1,765             25          5/1997          40
South Cooper Street             442     1,857         2,299             14         11/1997          40
Park Avenue                     748     3,081         3,829             81          1/1997          40
Marsh Lane                      997     4,018         5,015             38         10/1997          40
Lee Highway                   1,000     4,005         5,005             38         10/1997          40
Ashley River Road               852     3,370         4,222             64          5/1997          40
Cermak Road                     877     3,547         4.424             67          5/1997          40
North Natchez Avenue            713     2,836         3,549             54          5/1997          40
Astrozon Court                  546     1,417         1,963             24          6/1997          40
3034 Broad River Road           676     2,671         3,347             51          5/1997          40
2719 Morse Road                 710     2,877         3,587             33          9/1997          40

                         STORAGE TRUST PROPERTIES, L.P.
       SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                                        COST CAPITALIZED
                                                                   INITIAL COST TO
                                                                                         SUBSEQUENT TO
                                                                       COMPANY            ACQUISITION
                                                                 -------------------   ------------------
                                                                          BUILDINGS            BUILDINGS
                 DESCRIPTION(A)                   ENCUMBRANCES    LAND    & FIXTURES   LAND    & FIXTURES
------------------------------------------------  ------------   -------  ----------   -----   ----------
Inwood Road                Dallas, TX                            $ 1,060   $  4,452    $--      $    26
Forest Central Drive       Dallas, TX                                610      2,444     --           25
S.W. 10th Street           Deerfield Beach, FL                     1,040      4,040     --           37
East Club Avenue           Durham, NC                                530      1,999     --           28
9400 West Florissant Ave.  Ferguson, MO                              110        441     --           17
East Loop 820              Fort Worth, TX                            368      1,414     --           31
Granbury Road              Fort Worth, TX                            432      1,626     --           29
Central Court              Hermitage, TN                             335      1,345     --           77
Loch Katrine               Houston, TX                               340      1,371     --           85
Milwee Street              Houston, TX                               476      1,917     --           53
4341 S.W. Freeway          Houston, TX                             1,264      4,758     --           44
Westheimer Road            Houston, TX                               616      2,556     --           25
Santa Fe Trail Road        Lenexa, KS                                160        644     --          169
East Highway 121           Lewisville, TX                            424      1,698     --           31
N.W. 153rd Street          Miami Lakes, FL                           140        560     --           20
N.W. 7th Avenue            Miami, FL                                 360      1,451     --           44
Government Blvd.           Mobile, AL                                200        824     --           12
Tchoupitoulas Street       New Orleans, LA                           677      2,614     --          177
Jones Mill Road            Norcross, GA                              650      2,605     --           92
Palm Valley Road           Ponte Vedra Beach, FL                     270      1,080     --           11
Palmer Drive               Schaumburg, IL                            808      3,145     --           84
Roselle Road               Schaumburg, IL                            440      1,763     --           31
South Sterling Blvd.       Sterling, VA                              820      3,272     --           20
Brennen Highway            Tinley Park, IL                           360      1,443     --          129
South U.S. Highway 1       Vero Beach, FL                            396      1,586     --           40
Highway 3                  Webster, TX                               354      1,485     --           18
                                                                 -------  ----------   -----   ----------
  TOTAL 1997 ACQUISITIONS                                         21,336     84,079     --        1,974
                                                                 -------  ----------   -----   ----------
  TOTAL OF ALL FACILITIES                                        $77,462   $308,140    $158     $16,099
                                                                 -------  ----------   -----   ----------
                                                                 -------  ----------   -----   ----------


                               GROSS CARRYING AMOUNT AT DECEMBER 31, 1997         MONTH/YEAR      BUILDING
                           ---------------------------------------------------   ACQUIRED BY    DEPRECIATION
                                    BUILDINGS                    ACCUMULATED       STORAGE        TERM IN
                 DESCRIPT   LAND    & FIXTURES   TOTAL(B)(D)   DEPRECIATION(C)   TRUST REALTY     YEARS(E)
-------------------------  -------  ----------   -----------   ---------------   ------------   ------------
Inwood Road                $ 1,060   $  4,478     $  5,538         $    50          9/1997           40
Forest Central Drive           610      2,469        3,079              28         10/1997           40
S.W. 10th Street             1,010      4,077        5,087              77          5/1997           40
East Club Avenue               530      2,027        2,557              28          8/1997           40
9400 West Florissant Ave.      110        458          568               8          6/1997           40
East Loop 820                  368      1,445        1,813              17          9/1997           40
Granbury Road                  432      1,655        2,087              26          7/1997           40
Central Court                  335      1,422        1,757              34          3/1997           40
Loch Katrine                   340      1,456        1,796              32          3/1997           40
Milwee Street                  476      1,970        2,446              45          3/1997           40
4341 S.W. Freeway            1,264      4,802        6,066              75          7/1997           40
Westheimer Road                616      2,581        3,197              43          6/1997           40
Santa Fe Trail Road            160        813          973              19          2/1997           40
East Highway 121               424      1,729        2,153              39          3/1997           40
N.W. 153rd Street              140        580          720              13          3/1997           40
N.W. 7th Avenue                360      1,495        1,855              37          2/1997           40
Government Blvd.               200        836        1,036              19          3/1997           40
Tchoupitoulas Street           677      2,791        3,468              52          5/1997           40
Jones Mill Road                650      2,697        3,347              69          2/1997           40
Palm Valley Road               270      1,091        1,361              25          3/1997           40
Palmer Drive                   808      3,229        4,037              62          5/1997           40
Roselle Road                   440      1,794        2,234              41          3/1997           40
South Sterling Blvd.           820      3,292        4,112              22         10/1997           40
Brennen Highway                360      1,572        1,932              37          3/1997           40
South U.S. Highway 1           396      1,626        2,022              37          3/1997           40
Highway 3                      354      1,503        1,857               8         12/1997           40
                           -------  ----------   -----------       -------
  TOTAL 1997 ACQUISITIONS   21,336     86,053      107,389           1,456
                           -------  ----------   -----------       -------
  TOTAL OF ALL FACILITIES  $77,620   $324,239     $401,859         $18,392
                           -------  ----------   -----------       -------
                           -------  ----------   -----------       -------

                     See Accompanying Notes to Schedule III

                         STORAGE TRUST PROPERTIES, L.P.
       SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                                       COST CAPITALIZED
                                                                  INITIAL COST TO
                                                                                        SUBSEQUENT TO
                                                                      COMPANY            ACQUISITION
                                                                 ------------------   ------------------
                                                                         BUILDINGS            BUILDINGS
                 DESCRIPTION(A)                   ENCUMBRANCES    LAND   & FIXTURES   LAND    & FIXTURES
------------------------------------------------  ------------   ------  ----------   -----   ----------
FACILITIES UNDER DEVELOPMENT OR EXPANSION
University Avenue          Davie, FL                             $1,067    -$-        $--        $421
Mo-Pac Highway             Austin, TX                               731    --          --          85
Palm Valley Road           Ponte Vedra Beach, FL                    747    --          --          56
                                                                 ------    -----      -----     -----
  TOTAL                                                          $2,545    -$-        $--        $562
                                                                 ------    -----      -----     -----
                                                                 ------    -----      -----     -----


                               GROSS CARRYING AMOUNT AT DECEMBER 31, 1997        MONTH/YEAR      BUILDING
                           --------------------------------------------------   ACQUIRED BY    DEPRECIATION
                                   BUILDINGS                    ACCUMULATED       STORAGE        TERM IN
                 DESCRIPT   LAND   & FIXTURES   TOTAL(B)(D)   DEPRECIATION(C)   TRUST REALTY     YEARS(E)
-------------------------  ------  ----------   -----------   ---------------   ------------   ------------
FACILITIES UNDER DEVELOPM
University Avenue          $1,067     $421        $1,488         --$              12/1997          N/A
Mo-Pac Highway                731       85           816         --               11/1997          N/A
Palm Valley Road              747       56           802         --               11/1997          N/A
                           ------    -----      -----------       -----
  TOTAL                    $2,545     $562        $3,107         --$
                           ------    -----      -----------       -----
                           ------    -----      -----------       -----

                     See Accompanying Notes to Schedule III

                         STORAGE TRUST PROPERTIES, L.P.

        NOTES TO SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                             (AMOUNTS IN THOUSANDS)

    (a). The land, building and fixtures detailed in Schedule III are used for self-storage facilities, with the exception of the Home Office.

    (b). The changes in land, building and fixtures for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Balance at beginning of the year.........................  $  314,319  $  194,216  $  101,077
  Additions during the year:
    Cost of facilities acquired..........................     105,415     116,064      88,541
    Improvements.........................................       9,216       6,477       4,628
                                                           ----------  ----------  ----------
  Total additions during the year........................     114,631     122,541      93,169

Deductions during year:
    Cost of facilities exchanged.........................     (23,984)     (2,438)          0
    Sale of land-highway expansion.......................           0           0         (30)
                                                           ----------  ----------  ----------
  Total deductions during the year.......................     (23,984)     (2,438)        (30)
                                                           ----------  ----------  ----------
Balance at end of year...................................  $  404,966  $  314,319  $  194,216
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    (c). The changes in accumulated depreciation of buildings and fixtures for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                                  1997       1996       1995
                                                                ---------  ---------  ---------
Balance at beginning of the year..............................  $  10,205  $   4,197  $   1,029
  Depreciation expense........................................      9,377      6,102      3,168
  Facilities exchanged........................................     (1,190)       (94)         0
                                                                ---------  ---------  ---------
Balance at end of the year....................................  $  18,392  $  10,205  $   4,197
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    (d). The aggregate cost of land, buildings, and fixtures for federal income tax basis purposes is approximately $402,783.

    (e). Depreciation is computed based upon the following useful lives:

Building and building improvements.............................  5-40 Years
Fixtures, furniture and equipment..............................   10 Years
Signs/gates/fences.............................................  10-20 Years
Computer hardware..............................................    5 Years
Computer software..............................................    3 Years

    (f). Property secured a mortgage loan, which had a balance of $1,582 as of December 31, 1996. This was paid off on January 17, 1997.

    (g). Property secured a mortgage loan, which had a balance of $1,000 as of December 31, 1996. This was paid off on January 31, 1997.

    (h). Property secured a mortgage loan, which had a balance of $1,644 as of January 3, 1997 (date of acquisition). This was paid off on January 17, 1997.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby:

SEC registration fee...............................................  $  44,250
Printing and duplicating expenses..................................
Legal fees and expenses............................................
Blue Sky fees and expenses.........................................
Accounting fees and expenses.......................................
Rating agency fees.................................................
Trustee fees (including counsel fees)..............................
Miscellaneous expenses.............................................
                                                                     ---------
    Total..........................................................  $
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

    As permitted by Maryland law, the Declaration of Trust of the Company provides that a Trustee or officer of the Company shall not be liable for monetary damages to the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (1) the person actually received an improper benefit or profit in money, property or services or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

    The Company's officers and Trustees will be indemnified under the Declaration of Trust and Bylaws of the Company, certain indemnification agreements with the Company, and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust and Bylaws require the Company to indemnify its Trustees and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability to which they become subject by reason of their services in those or other capacities unless it is established that the act or omission of the Trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the Trustee or officer actually received an improper personal benefit or, in the case of any criminal proceeding, the Trustee or officer had reasonable cause to believe that the act or omission was unlawful. The indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Declaration of Trust and the Bylaws.

    The Partnership Agreement of the Operating Partnership also provides for indemnification of the Company and its officers and Trustees to the same extent indemnification is provided to officers and Trustees of the Company in its Declaration of Trust, and limits the liability of the Company and its officers and Trustees to the Operating Partnership and its partners to the same extent the liability of the officers and Trustees of the Company to the Company and its shareholders is limited under the Company's Declaration of Trust.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See the Exhibit Index included herewith which is hereby incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrants hereby undertake:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table is the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrants pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a Trustee, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each of Storage Trust Realty, a Maryland real estate investment trust, and each of the undersigned Trustees and officers of Storage Trust Realty, hereby constitutes and appoints Michael G. Burnam, P. Crismon Burnam and Stephen M. Dulle its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and any Registration Statement to register additional securities pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done, as fully and to all intents and purposes as it, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Missouri on July 13, 1998.

                                STORAGE TRUST REALTY

                                By:  /s/ MICHAEL G. BURNAM
                                     -----------------------------------------
                                     Name: Michael G. Burnam
                                     Title: Chief Executive Officer

                                STORAGE TRUST PROPERTIES, L.P.
                                By: Storage Trust Realty, as general partner

                                By:  /s/ MICHAEL G. BURNAM
                                     -----------------------------------------
                                     Name: Michael G. Burnam
                                     Title: Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MICHAEL G. BURNAM       Chief Executive Officer
------------------------------    and Trustee (Principal       July 13, 1998
      Michael G. Burnam           Executive Officer

                                Chief Financial Officer
     /s/ STEPHEN M. DULLE         (Principal Financial
------------------------------    Officer and Accounting       July 13, 1998
       Stephen M. Dulle           Officer

     /s/ DANIEL C. STATON
------------------------------  Chairman of the Board of       July 13, 1998
       Daniel C. Staton           Trustees

      /s/ GORDON BURNAM
------------------------------  Trustee                        July 13, 1998
        Gordon Burnam

    /s/ P. CRISMON BURNAM
------------------------------  Chief Operating Officer        July 13, 1998
      P. Crismon Burnam           and Trustee

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

       /s/ BLAKE EAGLE
------------------------------  Trustee                        July 13, 1998
         Blake Eagle

     /s/ RANDALL K. ROWE
------------------------------  Trustee                        July 13, 1998
       Randall K. Rowe

    /s/ FREDRICK W. PETRI
------------------------------  Trustee                        July 13, 1998
      Fredrick W. Petri

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                           DOCUMENT DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
       *1.1  Form of Underwriting Agreement for the Offered Securities.

        4.1  Second Amended and Restated Declaration of Trust of the Registrant (Incorporated by reference to
               Exhibit 3.5 to Registration Statement No. 33-83016).

        4.2  Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.4 to
               Registration Statement No. 33-83016).

        4.3  Amended and Restated Agreement of Limited Partnership of Storage Trust Properties, L.P., as
               amended by the First Amendment thereto (Incorporated by reference to Exhibit 10.1 to the
               Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, and to Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).

        4.4  Form of Common Share Certificate (Incorporated by reference to Exhibit 4.1 to Registration
               Statement No. 33-83016).

       *4.5  Form of Preferred Share Certificate.

       *4.6  Form of Indenture governing the Debt Securities by and among the Operating Partnership, the
               Company and State Street Bank and Trust Company, as Trustee.

       *4.7  Form of Debt Securities.

       *5.1  Opinion of Mayer, Brown & Platt.

       *8.1  Tax Opinion of Mayer, Brown & Platt.

      *12.1  Statement regarding the Computation of the Ratio of Earnings to Fixed Charges.

       23.1  Consent of Ernst & Young LLP.

      *23.2  Consent of Mayer, Brown & Platt (Included in the opinions filed as Exhibits 5.1 and 8.1 to this
               Registration Statement).

       24.1  Power of Attorney (Included at page II-3 of this Registration Statement).

      *25.1  Statement of Eligibility of Trustee on Form T-1.

       27.1  Financial Data Schedule

------------------------

* To be filed by amendment or incorporated by reference in connection with the offering of the Offered Securities.